UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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Kraton Polymers LLC

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KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of the Stockholders of Kraton Performance Polymers, Inc., which will be held Thursday, May 27, 2010 at 1:00 p.m., central time, at The Doubletree IAH Hotel, 15747 John F. Kennedy Boulevard, Houston TX 77032.

The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in this proxy statement.

On behalf of management and the Board of Directors, we thank you for your continued interest in Kraton Performance Polymers, Inc.

Sincerely,

Kevin M. Fogarty,
President and Chief Executive Officer

HOUSTON, TEXAS

April 13, 2010

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2010, at 1:00 p.m. central time

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kraton Performance Polymers, Inc. will be held on Thursday, May 27, 2010, at 1:00 p.m. central time, at The Doubletree IAH Hotel, 15747 John F. Kennedy Boulevard, Houston TX 77032 for the following purposes:

1. To elect four Class I directors, each to serve for a three-year term and until a successor is duly elected and qualified.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.

3. To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Our Board of Directors has fixed the close of business on April 9, 2010 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. A copy of the Annual Report of Kraton Performance Polymers, Inc. for the year ended December 31, 2009 is enclosed.

By Order of the Board of Directors,

STEPHEN W. DUFFY,
Vice President, General Counsel and Secretary

HOUSTON, TEXAS

April 13, 2010

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE OR, IF YOU PREFER, SUBMIT YOUR PROXY BY TELEPHONE OR USING THE INTERNET, TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

EXPLANATORY NOTE

This proxy statement contains information to be incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2009 of our wholly-owned operating subsidiary Kraton Polymers LLC. On March 15, 2010, Kraton Performance Polymers, Inc. and Kraton Polymers LLC jointly filed an Annual Report on Form 10-K for the year ended December 31, 2009. Therefore, in addition to being incorporated by reference into the Annual Report on Form 10-K for Kraton Performance Polymers, Inc. (as subsequently amended by Form 10-K/A filed on March 31, 2010), as appropriate and as the context requires, this information shall also be deemed to be incorporated by reference into Kraton Polymers LLC’s Annual Report on Form 10-K for the year ended December 31, 2009.

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 27, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement is first being mailed on or about April 13, 2010 to stockholders of Kraton Performance Polymers, Inc., which is sometimes referred to in this proxy statement as “Kraton Performance Polymers,” or as “we,” “us,” “our,” or the “company” in connection with this document and the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting of Stockholders to be held on Thursday, May 27, 2010, at 1:00 p.m. central time, at The Doubletree IAH Hotel, 15747 John F. Kennedy Boulevard, Houston TX 77032, and any postponement or adjournment thereof. As used herein and as the context requires, “Kraton Performance Polymers” shall include our direct and indirect subsidiaries, including our direct, wholly-owned subsidiary Kraton Polymers LLC through which substantially all of our business and operations are conducted.

A stockholder giving a proxy has the power to revoke the proxy at any time until 11:59 p.m. eastern time May 26, 2010. Such right of revocation is not limited by or subject to compliance with any formal procedure.

This solicitation is made by Kraton Performance Polymers, and we will bear the cost of soliciting proxies. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service. Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, personal interview, telephone or facsimile. We have retained Georgeson Shareholder Communications, Inc., 199 Water Street, 26th Floor, New York, NY 10038, at an anticipated cost of $6,500 plus reimbursement of out-of-pocket expenses, to provide services in connection with our annual meeting, including the solicitation of proxies.

Only stockholders of record on our record date of April 9, 2010 will be entitled to vote at the annual meeting, and each share will have one vote. At the close of business on the record date, there were 30,729,703 shares of our common stock outstanding and entitled to vote at our annual meeting.

The quorum and voting requirements with respect to our annual meeting are set forth in the Delaware General Corporation Law and our governing documents. A majority of the outstanding shares of our common stock, represented in person or by proxy, will constitute a quorum at our annual meeting. Abstentions, withhold votes and broker non-votes (described below) are each included in the determination of the number of shares present at the meeting for purposes of determining if a quorum is present.

The election of directors will be determined by a plurality of the votes cast, which means that the four nominees to serve as Class I directors who receive the highest votes will be elected. Withhold votes will not impact the outcome of the election of directors. The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to ratify our retention of our independent registered public accounting firm.

Abstentions have the same effect as an against vote. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee will not be permitted to exercise voting discretion with respect to the election of directors. Therefore, if you do not give your broker or nominee specific instructions with respect to the election of directors, your shares may not be voted on those items (broker non-votes) and will not be counted in determining the number of shares necessary for approval for that item. Our board does not anticipate calling for a vote on any matter other than those described herein.

UNLESS YOU GIVE OTHER INSTRUCTIONS ON YOUR PROXY CARD, THE PERSONS NAMED AS PROXY HOLDERS ON YOUR PROPERLY COMPLETED PROXY CARD WILL VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD. THE BOARD RECOMMENDS A VOTE:

•	FOR THE ELECTION OF THE FOUR CLASS I DIRECTOR NOMINEES NAMED HEREIN, AND

•	FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

WITH RESPECT TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING, THE PROXY HOLDERS WILL VOTE AS RECOMMENDED BY THE BOARD OR, IF NO RECOMMENDATION IS GIVEN, IN THEIR OWN DISCRETION.

PROPOSAL I—ELECTION OF CLASS I DIRECTORS

Our board is presently composed of eleven directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms.

The board has nominated for re-election Messrs. Goldstein, MacDougall, Smith and Walsh, each, a nominee, as Class I directors, each to serve until his successor is duly elected and qualified at the annual meeting of stockholders held in 2013 or until his earlier death, resignation or removal. Each of the nominees is currently a director of Kraton Performance Polymers.

Under the terms of a Registration Rights and Shareholders Agreement between Kraton Performance Polymers and TPG Capital (referred to herein as “TPG,” or the “TPG entities”) and J.P. Morgan Partners (referred to herein as “JPMP,” or the “JPMP entities”), each of TPG and JPMP have the right to nominate two directors to our Board of Directors. Of the Class I Directors who have been recommended to continue on our board, Mr. MacDougall was recommended by TPG, and Mr. Walsh was recommended by JPMP pursuant to such agreement.

Messrs. Goldstein, MacDougall, Smith and Walsh have consented to serve as directors if elected at the Annual Meeting. If for any reason, any of these nominees becomes unable or unwilling to serve at the time of the Annual Meeting, the board may reduce the size of the board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any of the nominees will be unable or unwilling to serve.

The board has determined that Messrs. Goldstein, MacDougall, Smith and Walsh are “independent” under the New York Stock Exchange (“NYSE”) listed company rules and applicable law.

The board recommends that stockholders vote “FOR” the Company’s nominees for Class I Directors.

The following tables present information concerning persons nominated for election as Class I directors of Kraton Performance Polymers, our incumbent Class II and Class III Directors and our executive officers who are not directors. Each of the nominees for election as Class I directors and each of our incumbent Class II and Class III directors is also a director of our principal operating subsidiary Kraton Polymers LLC.

Information Regarding Nominees for Class I Director

Name	Age	Position
Dan F. Smith	63	Director and Chairman of the Board of Directors
Barry J. Goldstein	67	Director and Audit Committee Chairman
Michael G. MacDougall	39	Director
Timothy J. Walsh	46	Director

Information Regarding Class II and Class III Directors

Name	Age	Position
Richard C. Brown	50	Class II Director
Kelvin L. Davis	46	Class II Director
Kevin G. O’Brien	44	Class II Director
Nathan H. Wright	44	Class II Director
Steven J. Demetriou	51	Class III Director
Kevin M. Fogarty	44	Class III Director, Chief Executive Officer and President
Karen A. Twitchell	54	Class III Director

Biographical Information

Set forth below is a brief biography of each nominee for election as a Class I director and for all other members of the Board of Directors who will continue in office. In addition, set forth below is a biography of each of our executive officers who is not a director. Where applicable, the date a director joined the board of Kraton Performance Polymers refers to the date he joined Polymer Holdings, LLC, which converted into Kraton Performance Polymers in connection with our initial public offering.

Also included below following each biography is a brief discussion of the specific experience, qualifications, attributes or skills that led our Corporate Governance and Nominating Committee to conclude that the applicable director should serve on our board at this time. In addition to those criteria discussed below, each of our nominees and directors meets the requirements of applicable law and NYSE listing standards, is judged by the committee as a person of the highest character and integrity, and serves our goal of having a well-rounded board, including our consideration of principles of diversity. For a further discussion of the guidelines and qualifications our Corporate Governance and Nominating Committee considers, please see “—Director Nominations,” below.

Nominees for Election as Class I Directors: Term Expiring 2013

Dan F. Smith. Mr. Smith was named a director and Chairman of Kraton Polymers LLC on February 4, 2008 and as a director of Kraton Performance Polymers on September 29, 2009. He began his career with ARCO (Atlantic Richfield Company) in 1968 as an engineer. He was elected President of Lyondell Chemical Company in August 1994, Chief Executive Officer in December 1996, and Chairman of the Board of Directors in May 2007. Mr. Smith retired in December 2007 as Chairman, President and Chief Executive Officer of Lyondell Chemical Company following the acquisition of Lyondell by Basell. Mr. Smith also served as Chief Executive Officer of Equistar Chemicals, LP from December 1997 through December 2007 and as Chief Executive Officer of Millennium Chemicals Inc. from November 2004 until December 2007. Equistar and Millennium are wholly-owned subsidiaries of Lyondell. Mr. Smith is a director of Cooper Industries, Inc. and is a director of the general partner of Valerus Compression Services, L.P. He also serves as a member of the College of Engineering Advisory Council at Lamar University and as a member of the Board of Trustees of the Lamar University Foundation. Mr. Smith is a graduate of Lamar University with a B.S. degree in Chemical Engineering.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. Smith should serve on our board at this time: Mr. Smith has a long and distinguished career in the chemical industry and is widely recognized as an expert in the field. He has extensive executive experience at the highest levels, including several years of experience as the Chief Executive Officer of a major chemical company. Mr. Smith has international business experience, together with chemical engineering expertise that is of value to the board.

Barry J. Goldstein. Mr. Goldstein was named a director of the Kraton Polymers LLC on May 1, 2008 and as a director of Kraton Performance Polymers on September 29, 2009. Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he first joined as Chief Financial Officer in May 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein is a director of Interline Brands, Inc., Noble Environmental Power, LLC and Generac Holdings, Inc. During the past five years, Mr. Goldstein served on the boards of directors of PQ Corp. and Brand Energy & Infrastructure Services, Inc. He received a B.S. degree in Economics from the Wharton School at the University of Pennsylvania.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. Goldstein should serve on our board at this time: Mr. Goldstein has public company financial reporting experience at the highest levels, having served as the Chief Financial Officer for Office Depot for over a decade, having been a partner in a major public accounting firm, and having served on numerous corporate audit committees. Mr. Goldstein also has strong corporate finance experience, demonstrated business leadership experience, and board experience in early stage public companies.

Michael G. MacDougall. Mr. MacDougall was named a director Kraton Polymers LLC and Kraton Performance Polymers on December 23, 2003. Mr. MacDougall is a partner of TPG Capital. Prior to joining TPG Capital in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Graphic Packaging Holding Company and Energy Future Holdings Corp. (formally TXU Corp.) and a director of the general partner of Valerus Compression Services, L.P. He also serves as the Chairman of the Board of The Opportunity Network and is a member of the board of directors of the Dwight School Foundation and Iselsboro Affordable Property. Mr. MacDougall is a graduate of The University of Texas at Austin and received his M.B.A. with distinction from Harvard Business School.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. MacDougall should serve on our board at this time: Mr. MacDougall has strong skills and experience in corporate finance, having over a decade of experience in investment banking and private equity finance. He has board experience in early stage public companies and significant board experience managing private companies. Mr. MacDougall also has a longstanding tenure on our board, which provides a breadth of experience with our company that is beneficial to the board as a whole.

Timothy J. Walsh. Mr. Walsh was named a director of Kraton Polymers LLC and Kraton Performance Polymers on December 23, 2003. Mr. Walsh is a Managing Director of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Prior to his role with CCMP, Mr. Walsh was a partner with J.P. Morgan Partners, LLC. Prior to joining J.P. Morgan Partners, LLC in 1993, he was a vice president of J.P. Morgan Chase & Co. (formerly The Chase Manhattan Corporation). Mr. Walsh is a director of Octagon Credit Investors, LLC, Metokote Corporation and Generac Holdings, Inc. During the past five years, Mr. Walsh served on the boards of directors of Pliant Corp and PQ Corp. Mr. Walsh received his B.S. in Economics from Trinity College, Hartford and his M.B.A. from the University of Chicago.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. Walsh should serve on our board at this time: Mr. Walsh has excellent skills and experience in corporate finance, having over two decades of experience in banking, investment banking and private equity finance. He has board experience in early stage public companies and significant board experience managing private companies. Mr. Walsh also has a longstanding tenure on our board, which provides a breadth of experience with our company that is beneficial to the board as a whole.

Incumbent Class II Directors: Term Expiring 2011

Richard C. Brown. Mr. Brown was named a director of Kraton Polymers LLC on May 1, 2008 and as a director of Kraton Performance Polymers on September 29, 2009. Mr. Brown is Chief Executive Officer of Performance Fibers, Inc., a global leader in high-performance industrial fibers and related materials. Prior to joining Performance Fibers, Mr. Brown was a vice president of W.R. Grace & Co. and President of the Grace Performance Chemicals business, which business included Grace Construction Products, Grace Residential Building Products and Darex Packaging Technologies. Previously, he spent 19 years with General Electric Co. in a series of positions with increasing responsibilities, including President of GE Silicones, Core Products Business and President of GE Sealants & Adhesives. Mr. Brown is a director of Ferro Corporation. Mr. Brown has a B.S. degree from Plymouth State University (University of New Hampshire system).

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. Brown should serve on our board at this time: Mr. Brown has extensive experience in the chemical industry, including experience in the specialty chemicals business. He has business leadership experience at the highest levels, currently serving as the CEO of Performance Fibers and having served in senior executive positions with major companies. Mr. Brown also has significant international experience.

Kelvin L. Davis. Mr. Davis was named a director of Kraton Polymers LLC and Kraton Performance Polymers on December 23, 2003. Mr. Davis is a senior partner of TPG and Head of the North American Buyouts Group, incorporating investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate-related investment firm in Los Angeles. Prior to the formation of Colony, Mr. Davis was a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, Inc., he worked at Goldman, Sachs & Co. in New York City and with Trammell Crow Company in Dallas and Los Angeles. Mr. Davis earned a B.A. degree in Economics from Stanford University and an M.B.A. from Harvard University, where he was a Baker Scholar, a John L. Loeb Fellow and a Wolfe Award recipient. Mr. Davis is a director of Metro-Goldwyn-Mayer, Inc., Harrah’s Entertainment, Inc., Univision Communications, Inc. and Corus Construction Ventures, LLC. During the past five years, Mr. Davis served on the board of directors of Aleris International, Inc. He is also a director of Los Angeles Team Mentoring, Inc., a charitable mentoring organization, a director of the Los Angeles Philharmonic Association, and is on the Board of Overseers and Art Collectors Council of The Huntington Library, Art Collections and Botanical Gardens.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. Davis should serve on our board at this time: Mr. Davis has significant skill and experience in corporate finance, having over a decade of experience in investment banking and private equity finance. He has considerable breadth of experience in public and private company management. Mr. Davis also has executive leadership experience, having served as President and COO of Colony Capital. In addition, he brings unique experience to our board in the area of real estate. Mr. Davis also has a longstanding tenure on our board, which provides a breadth of experience with our company that is beneficial to the board as a whole.

Kevin G. O’Brien. Mr. O’Brien was named a director of Kraton Polymers LLC on January 31, 2008 and as a director of Kraton Performance Polymers on September 29, 2009. Mr. O’Brien is a managing director of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Prior to his role with CCMP, Mr. O’Brien was a partner with J.P. Morgan Partners, LLC. Prior to joining JPMP in 2000, Mr. O’Brien worked in the High Yield Capital Markets and High Yield Corporate Finance Groups at Chase Securities and Chemical Securities. Previously, he was a member of the Leveraged Finance Group at Bankers Trust and prior to that, Mr. O’Brien was a Commissioned Officer in the U.S. Navy. Mr. O’Brien is a director of CareMore Medical Enterprises, FSC Acquisition, LLC (Hanley Wood, LLC), LHP Hospital Group, Inc. and National Surgical Care, Inc. During the past five years, Mr. O’Brien served on the boards of directors of LPA Holding Corp. and Pinnacle Foods Group, Inc. Mr. O’Brien holds a B.A. in Economics and English from the University of Notre Dame and an M.B.A. from the Wharton School of the University of Pennsylvania.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. O’Brien should serve on our board at this time: Mr. O’Brien has significant skill and experience in corporate finance, having over a decade of experience in investment banking and private equity finance. Mr. O’Brien has financial reporting experience and is financially literate. He has significant board experience with private companies. Mr. O’Brien’s demonstrated leadership ability from his military service is a benefit to our board.

Nathan H. Wright. Mr. Wright was named a director of Kraton Polymers LLC and as a director of Kraton Performance Polymers on July 26, 2005. Mr. Wright has been a partner of TPG’s Operations Group for ten years, during which time he has supported transformation efforts within TPG portfolio companies. Prior to joining TPG, Mr. Wright spent six years as a consultant with Bain & Company in the firm’s Dallas, Texas, Sydney, Australia, and Johannesburg, South Africa, offices. He received his M.B.A. from the Tuck School at Dartmouth College.

Prior to earning his M.B.A., Mr. Wright worked in the information systems consulting and outsourcing industry for four years and founded an Atlanta-based systems strategy firm. He holds a B.S. degree in Mechanical Engineering from the Rose-Hulman Institute of Technology.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. Wright should serve on our board at this time: Mr. Wright’s engineering experience and business background in supporting transformational efforts within a broad range of companies and industries provides invaluable insight to our board. Mr. Wright has significant board experience with private companies. Mr. Wright also has a longstanding tenure on our Board, which provides a breadth of experience with our company that is beneficial to the board as a whole.

Incumbent Class III Directors: Term Expiring 2012

Steven J. Demetriou. Mr. Demetriou was named a director of Kraton Polymers LLC and as a director of Kraton Performance Polymers on December 1, 2004. Mr. Demetriou is currently the Chairman and Chief Executive Officer of Aleris International, Inc. Previously, Mr. Demetriou was appointed President and Chief Executive Officer of Commonwealth Industries, Inc. (a predecessor by merger to Aleris) in June 2004, after serving as a member of that company’s board of directors since 2002. Before joining Commonwealth in 2004, Mr. Demetriou was President and Chief Executive Officer of privately held Noveon, Inc. Prior to that, from 1999 to 2001, he was Executive Vice President of IMC Global Inc. From 1997 to 1999, Mr. Demetriou held various leadership positions with Cytec Industries Inc. From 1981 to 1997, he served in management positions with ExxonMobil Corporation. Mr. Demetriou is a director of Foster Wheeler and OM Group, Inc. He has a B.S. degree in Chemical Engineering from Tufts University.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. Demetriou should serve on our board at this time: Mr. Demetriou has business leadership experience at the highest levels, is currently serving as the CEO of Aleris International, and has prior CEO experience. He has extensive experience in the specialty chemicals industry, together with significant board experience within public companies. Mr. Demetriou also has a longstanding tenure on our Board, which provides a breadth of experience with our company that is beneficial to the board as a whole. Mr. Demetriou has chemical engineering expertise that is also of benefit to our board.

Kevin M. Fogarty. Mr. Fogarty was named a director of Kraton Polymers LLC effective as of January 31, 2008 and as a director of Kraton Performance Polymers on September 29, 2009. Mr. Fogarty was appointed our President and Chief Executive Officer on January 14, 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 15, 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa. Mr. Fogarty earned a B.S. degree in Engineering from the Technical University of Nova Scotia.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Mr. Fogarty should serve on our board at this time: The Corporate Governance and Nominating Committee believes the Chief Executive Officer should serve on our board. As the Chief Executive Officer of our company and the only management representative on the board, Mr. Fogarty provides valuable insight to the board into the day to day business issues facing our company. Mr. Fogarty has extensive sales, marketing and leadership experience in the chemical industry, including experience in the specialty chemicals business, and has broad international business experience. His strong chemical company expertise in marketing is of particular value to our board. In addition, Mr. Fogarty has high-level leadership experience in several prior positions.

Karen A. Twitchell. Ms. Twitchell was named as a director of Kraton Polymers LLC and Kraton Performance Polymers effective as of December 3, 2009. From 2001 to 2009, Ms. Twitchell was a Vice

President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company (a predecessor by merger to LyondellBasell). She previously served as a Vice President of Kaiser Aluminum Corporation from 1998 to 2000 and, additionally, as Treasurer from 1996 to 2000. Prior to that, she served as a Vice President of Southdown, Inc. from 1994 to 1996 and, additionally, as Treasurer from 1989 to 1996. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department from 1978 to 1980 and from 1982 to 1988. Ms. Twitchell is a director of KMG Chemicals, Inc. Ms. Twitchell holds a B.A. in Economics from Wellesley College and an M.B.A. from Harvard University.

Our Corporate Governance and Nominating Committee has considered the following in evaluating whether Ms. Twitchell should serve on our board at this time: Ms. Twitchell has broad experience in financial management and corporate finance, including investment banking and the treasury function. She is financially literate and eligible to serve on our Audit Committee. Ms. Twitchell also has chemical industry experience and approximately 30 years’ experience in senior corporate positions.

Information Regarding Executive Officers Who Are Not Directors

Name	Age	Position
David A. Bradley	39	Chief Operating Officer
Stephen E. Tremblay	51	Vice President and Chief Financial Officer
Larry R. Frazier	64	Chief Information Officer
Lothar Freund	50	Vice President, Technology
Richard A. Ott	56	Vice President, Human Resources and Corporate Communications
Stephen W. Duffy	56	Vice President, General Counsel and Secretary

Biographical Information

Set forth below is a brief biography of each of our executive officers who is not a director.

David A. Bradley. Mr. Bradley was appointed Chief Operating Officer on January 14, 2008 and was previously our Vice President of Global Operations since December 2, 2004. On April 1, 2004, we hired Mr. Bradley as Vice President of Business Transformation. Prior to joining us, he served as the Lexan Manufacturing Manager at GE Plastics’ Mount Vernon, Indiana, site. From 1994 to 2004, Mr. Bradley served in a variety of leadership positions for GE Plastics, which included roles in business process development and Six Sigma. He holds a B.S. degree in Chemical Engineering from the University of Louisville.

Stephen E. Tremblay. Mr. Tremblay was appointed Vice President and Chief Financial Officer on January 21, 2008. From 1997 to 2007, Mr. Tremblay held various financial positions, including Chief Financial Officer at Vertis, Inc., a provider of print advertising and media technology. From 1990 to 1997, Mr. Tremblay held senior finance positions at Wellman, Inc., a provider of polyester fiber and resins, and from 1983 to 1990 was a member of the accounting and auditing practice at Ernst & Young. Mr. Tremblay earned a B.S. degree in Business Administration from Bryant University and is a Certified Public Accountant.

Larry R. Frazier. Mr. Frazier joined Kraton Performance Polymers as Chief Information Officer on November 10, 2008. Prior to joining us, Mr. Frazier was Chief Information Officer for Chevron Phillips Chemical Company, a position he had held since July 2000. Previous to this, Mr. Frazier was employed in various management positions with Phillips Petroleum Company (now ConocoPhillips). Earlier in his career, he worked for the U.S. federal government as a Statistician/Mathematician. Mr. Frazier earned a B.S. degree in Mathematics from Northeastern Oklahoma State University, a Masters Degree in Electrical Engineering from University of New Mexico and a Masters in Public Administration from Harvard University.

Lothar Freund. Mr. Freund has served as our Vice President of Technology since 2005. He is responsible for Kraton Performance Polymers’ global R&D programs and technical service as well as the implementation of the company-wide innovation process. Dr. Freund joined us from Koch Industries, where he served from 1989 in a variety of operating and technical positions in the polyester businesses acquired from Hoechst in 1998, most recently as the manufacturing and technology director of the PET & Nylon Polymer business of Invista, a Koch subsidiary. Dr. Freund holds a Masters Degree and a Ph.D. in Polymer Chemistry from the University of Marburg in Germany.

Richard A. Ott. Mr. Ott has been our Vice President of Human Resources and Corporate Communications since December 2, 2004. Mr. Ott was the Vice President of Operations and Human Resources from June 2000 to December 2004. From 1998 to 2002, he also served as the Site Manager for the Belpre plant. Mr. Ott started with Shell Chemicals in 1976, where he held various positions in operations and business strategy. He holds a B.S. degree in Industrial Engineering from West Virginia University.

Stephen W. Duffy. Mr. Duffy was appointed Vice President, General Counsel and Secretary on February 4, 2008. Prior to his appointment, Mr. Duffy served as Counsel to Curtis, Mallet-Prevost, Colt & Mosle, LLP where he was responsible for domestic and international energy sector transactions. Mr. Duffy previously served as Senior Vice President, Legal and Government Affairs for Paramount Petroleum Corporation from July 2004 to July 2005, and as Vice President, Global General Counsel and Secretary for KoSa B.V. from December 2000 to April 2004. Mr. Duffy earned an A.B. degree from Duke University and his J.D. degree from Southern Methodist University.

CORPORATE GOVERNANCE

Our Board of Directors

Controlled Company

Our Board has determined in its business judgment that we are a “controlled company” as defined under the corporate governance rules of the New York Stock Exchange. We are, therefore, entitled to avail ourselves of the controlled company exemption under the rules of the NYSE. A company that qualifies as a controlled company does not have to comply with the NYSE requirements that the company have a majority of independent directors on its board or have a compensation committee and a nominating and corporate governance committee composed entirely of independent directors. We are not relying on the controlled company exemption at this time in that our board is composed of a majority of independent directors and our compensation and nominating and corporate governance committees are comprised entirely of independent directors.

Board Composition

Our Board of Directors is currently comprised of eleven members. The exact number of members of our Board of Directors will be determined from time to time by resolution of a majority of our full Board of Directors.

Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.

Messrs. Goldstein, MacDougall, Smith and Walsh serve as Class I directors (with a term expiring in 2010). Messrs. Brown, Davis, O’Brien and Wright serve as Class II directors (with a term expiring in 2011). Messrs. Demetriou and Fogarty and Ms. Twitchell serve as Class III directors (with a term expiring in 2012).

Board Structure and Operation Prior to our Initial Public Offering

Prior to our initial public offering, Kraton Polymers LLC was the operating entity that conducted our daily business. Polymer Holdings, LLC (which converted into Kraton Performance Polymers in connection with our initial public offering) was the sole member of Kraton Polymers LLC. The Board of Polymer Holdings, LLC did not meet on a regular basis in 2009. Relevant corporate governance at the board level was undertaken at the operating company level at Kraton Polymers LLC. Consequently, the following disclosure will demonstrate limited activity at the Kraton Performance Polymers board level. However, because Kraton Performance Polymers is now a publicly-traded company subject to the NYSE listing standards, corporate governance activities will be undertaken by Kraton Performance Polymers, which intends to meet all applicable governance standards and requirements at all applicable times.

Meetings and Attendance

Our Board of Directors met two times during 2009, including meetings prior to our initial public offering, and acted numerous times by written consent. Each of Messrs. Brown and Davis attended fewer than 75 percent of the total number of meetings of the board held during the period for which he was a director.

Board Leadership Structure and Role in Risk Oversight

Our board believes it is preferable at this time for one of our independent Directors to serve as Chairman of the Board; therefore, we separate the roles of Chairman of the Board and Chief Executive Officer. Our Chairman of the Board presides at meetings of the Board of Directors and the Stockholders. He leads the board’s oversight of the management of our company. Our Chief Executive Officer is responsible for implementing the policies adopted by the board and exercising general superintendence over all the business and affairs of the company. We believe our leadership structure is appropriate for our company because our independent Chairman, Dan F.

Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our board’s oversight of our execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day to day operations of our business to focus his abilities on executing that strategy.

Our management continually monitors the material risks facing our company, including financial risk, strategic risk, operational risk, and legal and compliance risk. Management regularly reports to the board on its activities in monitoring and mitigating such risks. Overall responsibility for risk oversight rests with our Board of Directors. In addition, the board may delegate risk oversight responsibility to a particular committee in situations in which the risk falls within the committee’s area of focus or expertise. Our board believes that for certain areas of risk, our company is better served by having the initial risk evaluation and risk monitoring undertaken by a subset of the entire board that is more focused on the issues pertaining to the particular risk. For instance, our Compensation Committee assists the board in evaluating risks relating to our compensation policies and procedures. Also, our Audit Committee assists the board in fulfilling the board’s oversight responsibility relating to the evaluation of financial and enterprise risks. As it deems necessary, the respective committee to which oversight and monitoring of a particular risk has been assigned reports on risk exposures and mitigation strategies with respect to such risk to the entire board.

Executive Sessions of the Board of Directors

Our independent directors (as determined under the NYSE rules and applicable law) will meet regularly in executive session. Dan F. Smith, as the independent Chairman of the Board, serves as the presiding director at each executive session. Our independent directors did not meet in executive session in 2009 due to the late date of our initial public offering.

Communications with Directors

Our Board of Directors has established procedures whereby our stockholders and other interested parties may communicate with one or more of our directors by mail in care of: The Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Board Attendance at the Annual Meeting

Our policy is to encourage our directors to attend our annual meeting; however, such attendance is not required at this time. Last year, we were not a public company and did not hold an annual meeting of stockholders.

Corporate Governance Guidelines

We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the highest standard of integrity. In that regard, our board has adopted guidelines that provide a framework for the governance of Kraton Performance Polymers. In addition, we frequently review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and is available to any stockholder upon request.

Independence

Our board has determined that each of Ms. Twitchell and Messrs. Brown, Davis, Demetriou, Goldstein, MacDougall, O’Brien, Smith, Walsh and Wright is independent under the NYSE listed company rules and applicable law. Such directors are collectively referenced in this proxy statement as the “Independent Directors.”

In making its independence determinations, the board considers and broadly evaluates all information provided by each director in response to detailed questionnaires concerning his or her independence and any direct or indirect business, family, employment, transaction, or other relationship or affiliation of such director with our company.

As part of its analysis to determine director independence, the board reviewed the affiliations of Messrs. Davis, MacDougall and Wright with TPG Capital, which is affiliated with TPG Advisors III, Inc. and TPG Advisors IV, Inc., two of our stockholders. In addition, the board reviewed the affiliations of Messrs. O’Brien and Walsh with JP Morgan Partners, which is affiliated with JPMP Capital Corp, one of our stockholders.

Committees of the Board of Directors

We currently have four standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Executive Committee. The charters for each of these committees can be found in the “Investor Relations” section of our website located at www.kraton.com.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Executive Committee
Richard C. Brown		X
Kelvin L. Davis
Steven J. Demetriou			X
Kevin M Fogarty				X
Barry J. Goldstein	X†
Michael G. MacDougall			X†	X
Kevin G. O’Brien	X		X
Dan F. Smith		X		X†
Karen A. Twitchell	X
Timothy J. Walsh		X†		X
Nathan H. Wright		X

†	Committee Chair

Audit Committee

Our Audit Committee consists of Messrs. Goldstein (Chair) and O’Brien and Ms. Twitchell. The Audit Committee had one meeting during 2009 because, in general, prior to our initial public offering, all Audit Committee activity occurred at the Kraton Polymers LLC board. No incumbent director failed to attend at least 75 percent of the total number of meetings held by the Audit Committee (during the periods that he or she served).

The Audit Committee will be responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, and pre-approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the performance of the internal audit services function;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	setting policies regarding the hiring of current and former employees of the independent registered public accounting firm;

•	discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies;

•

establishing procedures for receipt, retention and treatment of complaints received by the company regarding accounting or internal controls and the submission of anonymous employee concerns regarding accounting;

•	discussing with our general counsel legal matters having an impact on financial statements;

•	reviewing the policy with respect to related party transactions and approving or rejecting proposed related party transactions; and

•	undertaking such other tasks delegated to the committee by the Board of Directors, including matters relating to risk oversight.

Our Board of Directors has affirmatively determined that Mr. Goldstein and Ms. Twitchell meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC and New York Stock Exchange rules. In addition, our Board of Directors has determined that Mr. Goldstein qualifies as our “audit committee financial expert.” We have determined that Mr. O’Brien does not meet the criteria for independence set forth in Rule 10A-3 of the Exchange Act because he is deemed an affiliated person of the company based upon his association with J.P. Morgan Partners. However, Mr. O’Brien is deemed to be independent under the general corporate governance rules of the NYSE.

The controlled company exemption does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE, which require that our audit committee be composed of at least three members, all of whom must be independent by December 16, 2010 (one year following the effective date of our initial public offering). We do not believe that our reliance on the exemption that allows our audit committee to consist of only a majority of independent directors until December 16, 2010 materially adversely affects the ability of the audit committee to act independently and to satisfy the other requirements of the SEC and NYSE rules with respect to audit committees of public companies.

Compensation Committee

Our Compensation Committee consists of Messrs. Brown, Smith, Walsh (Chair) and Wright. We have determined that all the committee members are independent for purposes of the New York Stock Exchange and meet the definition of “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. We have determined that Mr. Brown meets the definition of “non-employee director” for purposes of Section 16 of the Exchange Act. The Compensation Committee did not meet in 2009 because all Compensation Committee activity occurred at the Kraton Polymers LLC board. Therefore, no incumbent director failed to attend at least 75 percent of the total number of meetings held by the Compensation Committee (during the periods that he or she served).

The Compensation Committee will be responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our executive officers and other members of management;

•	determining the compensation of our officers and directors;

•	recommending, when appropriate, changes to our compensation philosophy and principles;

•	evaluation of overall compensation and benefits programs;

•	recommending to our board any changes in our incentive compensation and equity-based plans that are subject to board approval;

•

reviewing and discussing with management, prior to the filing of the proxy statement, the disclosure prepared regarding executive compensation, including the Compensation Discussion and Analysis and the compensation tables (in addition to preparing a report on executive compensation for the proxy statement); and

•	undertaking such other tasks delegated to the committee by the Board of Directors, including matters relating to risk oversight.

Under its charter, our Compensation Committee may delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Compensation Committee. Without limiting the foregoing, the Compensation Committee may establish a committee comprised of our officers, directors or employees to administer defined benefit and other pension plans as may be provided in plan documentation or otherwise.

See the “Compensation Discussion and Analysis” below for information on our process and procedures for determining 2009 executive officer compensation.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee consists of Messrs. Demetriou, MacDougall (Chair) and O’Brien. The Corporate Governance and Nominating Committee did not meet in 2009 as it was formed in connection with our initial public offering in December 2009. Therefore, no incumbent director failed to attend at least 75 percent of the total number of meetings held by the Corporate Governance and Nominating Committee (during the periods that he or she served).

The Corporate Governance and Nominating Committee is responsible for, among other things:

•	assisting our Board of Directors in identifying prospective director nominees, and recommending nominees for each annual meeting of stockholders to the Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board of Directors;

•	overseeing the evaluation of our Board of Directors and management; and

•	recommending members for each board committee of our Board of Directors.

Executive Committee

Our Executive Committee consists of Messrs. Fogarty, MacDougall, Smith (Chair) and Walsh. The Executive Committee did not meet in 2009 as it was formed in connection with our initial public offering in December 2009. Therefore, no incumbent director failed to attend at least 75 percent of the total number of meetings held by the Executive Committee (during the periods that he or she served).

The purpose of the committee is to act, between meetings of the board, with the authority of the board on matters set forth in the committee’s charter. Subject to the limitations specified in the committee’s charter, by Delaware law and in our Certificate of Incorporation and Bylaws, the responsibility of the committee is to act, between meetings of the board with respect to matters arising with respect to the company in the ordinary course of business and specified from time to time by the board and with respect to such other matters as may be delegated to the committee by the board.

Director Nominations

Our Corporate Governance and Nominating Committee identifies director candidates through the recommendations of directors, management and stockholders. The committee evaluates all director nominees, regardless of the person or firm recommending such candidate and all incumbent directors being considered for re-nomination according to established criteria, approved by the board, for selecting nominees to stand for election as directors. The committee considers all director candidates in light of the entirety of their credentials and other relevant considerations.

The committee is also authorized to retain search firms to identify candidates, including for purposes of performing background reviews of potential candidates. The committee provides guidance to search firms it retains about the particular qualifications the board is then seeking. No such firm was used to identify any of the nominees for director proposed for election at the 2010 Annual Meeting.

In compliance with our Corporate Governance and Nominating Committee’s charter, our board has established guidelines for nominees selected to serve on our Board of Directors. Generally, these include:

•	the nominee’s ability to meet any requirements of applicable law;

•	the nominee’s ability to meet any requirements of the listing standards for the New York Stock Exchange;

•	the nominee’s character and integrity;

•	the nominee’s business experience;

•	the nominee’s specific areas of expertise;

•	the composition of the board as a whole; and

•	principles of diversity.

In addition, our board has also determined that nominees to serve on our board should exhibit exemplary qualifications in one or more of the following areas:

•	business leadership experience, especially at the highest executive levels;

•	financial reporting experience, especially as it relates to public companies;

•	corporate finance experience;

•	experience in the chemical industry;

•	expertise in marketing;

•	international business experience; and/or

•	experience in the management of early stage public companies.

Diversity

Our Corporate Governance and Nominating Committee has not adopted a specific policy with respect to diversity. However, as noted above, the committee does consider principles of diversity as a factor in evaluating nominees to recommend for service on our board. When considering diversity, the committee considers diversity in a broad context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, other public company board experience and other relevant factors.

Stockholder Recommendations

Our Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. Our Bylaws provide the procedures to be followed by a stockholder desiring to make a director nomination. In order for a stockholder to properly bring any item of business before a meeting of stockholders, including nominations to serve as a director, such stockholder must give timely notice thereof in writing to our Secretary in compliance with the requirements of our Bylaws. Stockholder nominations for director should be made in writing to The Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.

To be timely, a stockholder’s notice must be delivered to the Secretary at the address above:

•	not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting;

•

provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered:

•	not earlier than the close of business on the 120th day prior to the date of such annual meeting, and

•

not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the company.

To be in proper form, a stockholder’s notice to the Secretary must:

•

Set forth, as to the noticing stockholder and, if the noticing stockholder holds for the benefit of another, the beneficial owner on whose behalf the nomination or proposal is made, the following information together with a representation as to the accuracy of the information:

•

the name and address of the noticing stockholder as they appear on the company’s books and, if the noticing stockholder holds for the benefit of another, the name and address of such beneficial owner (collectively “Holder”);

•	the class or series and number of shares of Kraton Performance Polymers that are, directly or indirectly, owned beneficially and/or of record, and the date such ownership was acquired;

•

any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the company or with a value derived in whole or in part from the value of any class or series of shares of the company, whether or not the instrument or right shall be subject to settlement in the underlying class or series of capital stock of the company or otherwise (a “Derivative Instrument”) that is directly or indirectly owned beneficially by the Holder or any Shareholder Associated Person (as defined in our Bylaws) of the noticing stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the company;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which the Holder has a right to vote or has granted a right to vote any shares of any security of the company;

•	any short interest in any security of the company (as defined in our Bylaws);

•	any rights to dividends on the shares of the company owned beneficially by the Holder that are separated or separable from the underlying shares of the company;

•	any proportionate interest in shares of the company or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the Holder or any Shareholder Associated Person of the noticing stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

•

any performance-related fees (other than an asset-based fee) that the Holder or any Shareholder Associated Person of the noticing stockholder is entitled to based on any increase or decrease in the value of shares of the company or Derivative Instruments, if any;

•	any arrangements, rights, or other interests described above held by members of such Holder’s immediate family sharing the same household;

•

a representation that the noticing stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named or propose the business specified in the notice and whether or not such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Kraton Performance Polymers’ outstanding shares required to approve the nomination(s) or the business proposed and/or otherwise to solicit proxies from stockholders in support of the nomination(s) or the business proposed;

•

a certification regarding whether or not such stockholder and Shareholder Associated Persons have complied with all applicable federal, state and other legal requirements in connection with such stockholder’s and/or Shareholder Associated Persons’ acquisition of shares or other securities of the company and/or such shareholder’s and/or Shareholder Associated Persons’ acts or omissions as a stockholder of the company;

•

any other information relating to the Holder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder; and

•	any other information as reasonably requested by the company.

Such information shall be provided as of the date of the notice and shall be supplemented by the Holder not later than 10 days after the record date for the meeting to disclose such ownership as of the record date.

In addition, as to each person the Holder proposes to nominate for election or reelection to our Board of Directors:

•

all information relating to the nominee (including, without limitation, the nominee’s name, age, business and residence address and principal occupation or employment and the class or series and number of shares of capital stock of the company that are owned beneficially or of record by the nominee) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•

a description of any agreements, arrangements and understandings between or among such stockholder or any Shareholder Associated Person, on the one hand, and any other persons (including any Shareholder Associated Person), on the other hand, in connection with the nomination of such person for election as a director; and

•

a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Holder and respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Holder making the nomination or on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the nominee were a director or executive officer of such registrant.

Also, the company may require any proposed nominee to furnish such other information as may reasonably be required by the company to determine the eligibility of the proposed nominee to serve as an independent director of the company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee.

Finally, to be eligible to be a nominee for election or reelection as a director of Kraton Performance Polymers by a Holder, a person must complete and deliver (in accordance with the time periods prescribed for delivery of notice set forth above) to the Secretary at the principal executive offices of the company a written questionnaire providing the information requested about the background and qualifications of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (the questionnaire, representation, and agreement to be in the form provided by the Secretary upon written request) that such person:

•	is not and will not become a party to:

•

any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the company, or

•	any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the company, with the person’s fiduciary duties under applicable law,

•

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the company with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed therein, and

•

in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines of the company.

Nothing in the notice provisions above, shall be deemed to (i) affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) affect any rights of any holders of common stock pursuant to a stockholders’ agreement with the company or impose any requirements, restrictions or limitations under these stockholder recommendation provisions unless expressly imposed by such stockholders’ agreement.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members was formerly or during 2009 an officer of or employed by us. No executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that is applicable to all of our directors, officers and other employees. The Code is posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and is available to any stockholder upon request. If there are any changes to or waivers of the Code of Ethics and Business Conduct that apply to our Chief Executive Officer and/or Senior Financial Officers, we will disclose them on our website in the same location.

Involvement in Certain Legal Proceedings

Steven J. Demetriou, one of our directors, is the Chief Executive Officer of Aleris International, Inc. On February 12, 2009, Aleris International and its wholly-owned U.S. subsidiaries filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in the State of Delaware.

Election of Officers

Our Board of Directors elects our officers, and our officers serve until their successors are duly elected and qualified.

Certain Relationships and Related Party Transactions

Conversion of Corporate Form

Prior to the closing of our initial public offering, we converted from a Delaware limited liability company, Polymer Holdings, LLC, to a Delaware corporation under the name “Kraton Performance Polymers, Inc.”

Reorganization Transactions

In connection with the completion of our initial public offering, we completed a reorganization in order to merge TJ Chemical Holdings LLC, which was the entity through which the TPG Entities and the JPMP Entities owned 100% of our company prior to our initial public offering in December 2009, into our wholly-owned operating subsidiary Kraton Polymers LLC, as a result of which entities related to TPG and JPMP became stockholders of Kraton Performance Polymers. The principal steps involved in these reorganization transactions are summarized below:

TJ Chemical Holdings Merger. TJ Chemical Holdings merged with and into Kraton Polymers LLC with Kraton Polymers LLC surviving. In connection with the merger, the TPG and JPMP entities that held membership units in TJ Chemical Holdings received shares of common stock of Kraton Performance Polymers in exchange (pro rata) for their respective membership interests in TJ Chemical Holdings.

Registration Rights and Shareholders’ Agreement. The TPG entities and the JPMP entities that held membership units in TJ Chemical Holdings received shares of our common stock in the reorganization transactions and entered into a registration rights and shareholders’ agreement with us. The existing registration rights agreement between TJ Chemical Holdings, TPG and JPMP was amended to provide that TPG and JPMP can cause the company to register their shares of common stock in Kraton Performance Polymers under the Securities Act of 1933, as amended, and to maintain a shelf registration statement effective with respect to such shares. Additionally, the agreement places restrictions on each party’s right to transfer the common stock without the consent of the other party and grants rights to the other party to participate on the same terms in mutually consensual transfers. These provisions will be in effect for a limited time and will terminate earlier if the ownership interest of TPG and JPMP falls below certain levels. Furthermore, each of TPG and JPMP have the right to nominate two directors to our Board of Directors so long as it owns 10% or more of our outstanding common stock and one director so long as it owns 2% or more of our common stock.

Termination of TJ Chemical Holdings, LLC Limited Liability Company Operating Agreement

In connection with the acquisition of Kraton Polymers LLC by TPG and JPMP on December 23, 2003, TPG III Polymer Holdings LLC, or TPG III Holdings, TPG IV Polymer Holdings LLC, or TPG IV Holdings, and

JPMP established TJ Chemical Holdings. We refer to TPG III Holdings and TPG IV Holdings together as the TPG Parties. Pursuant to the limited liability company operating agreement of TJ Chemical Holdings, each of the TPG Parties received approximately a 30% membership interest in TJ Chemical Holdings, and JPMP received approximately a 40% membership interest. In addition, members of our management received equity or profit interests in TJ Chemical Holdings. This acquisition is hereinafter referred to in this proxy statement as the “2003 Acquisition.”

Under the limited liability company operating agreement of TJ Chemical Holdings, initially, each of the TPG Parties was entitled to designate or nominate two directors of TJ Chemical Holdings and JPMP was entitled to elect four directors of TJ Chemical Holdings. Prior to the reorganization transactions, the board of TJ Chemical Holdings consisted of three directors elected by the TPG Parties and two directors elected by JPMP. The number of directors that the TPG Parties or JPMP were entitled to designate or nominate decreased in the event that their respective ownership percentages decreased below specified percentages. The limited liability company agreement of TJ Chemical Holdings required the approval of both the TPG Parties and JPMP for certain fundamental matters with respect to Kraton Polymers LLC and placed certain restrictions on the transfer of their interests in TJ Chemical Holdings. Each party also had the right to participate in certain dispositions by the other parties and could be required to participate on the same terms in any sale by the other parties that sell in excess of a specified percentage of their original interests. In connection with the reorganization transactions described above, the limited liability company agreement of TJ Chemical Holdings was terminated.

Termination of TJ Chemical Holdings’ Purchase Option

In connection with the consummation of the 2003 Acquisition, TJ Chemical Holdings acquired from us, in consideration for an option premium payment to us of approximately $27.2 million, an option to purchase all of its outstanding equity interests in Kraton Polymers LLC free and clear of all liens, claims and encumbrances other than those created in connection with the senior secured credit facility. The option was exercisable at any time until the seventh anniversary of the 2003 Acquisition (December 23, 2010), for a purchase price in cash, referred to as the Call Option Price, equal to $400 million on or prior to the first anniversary of the acquisition, $405 million thereafter but on or prior to the second anniversary of the acquisition, $281 million thereafter but on or prior to the third anniversary of the acquisition, $286 million thereafter but on or prior to the fourth anniversary of the acquisition, $771 million thereafter but on or prior to the fifth anniversary of the acquisition, $1.071 billion thereafter but on or prior to the sixth anniversary of the acquisition and $1.371 billion thereafter until the option expires. The call option price was subject to adjustment under certain circumstances, to take into account contributions made by us to Kraton Polymers LLC or any material distributions made by Kraton Polymers LLC to us. Prior to the closing of our initial public offering, the option was terminated without the payment of any consideration by TJ Chemical Holdings or us.

Termination of Management Services Agreement

Upon the consummation of the 2003 Acquisition, Kraton Polymers LLC paid a transaction fee to the general partner of TPG Partners III, L.P. in the amount of approximately $4.0 million, to the general partner of TPG Partners IV, L.P. in the amount of approximately $4.0 million and to JPMP in the amount of $2.5 million. In addition, in connection with the 2003 Acquisition, Kraton Polymers LLC entered into a management services agreement with these parties. Under this agreement, in exchange for consulting and management advisory services provided to Kraton Polymers LLC, a management fee of $0.5 million per quarter was paid that was divided among these parties in accordance with the provisions set forth in the agreement. We terminated the management services agreement in connection with our initial public offering and paid a fee of $2.0 million in connection with the termination.

Related Transactions

We own a 50% equity investment in a manufacturing joint venture with JSR Corporation (“JSR”) under the name of Kraton JSR Elastomers K.K. (“KJE”) located in Kashima, Japan. KJE produces thermoplastic rubber for sale to third-party customers only through Kraton Polymers LLC and JSR. We and JSR separately, but with equal rights, participate as distributors in the sale of the thermoplastic rubber produced by KJE. During the years ended December 31, 2009, 2008 and 2007, we made sales of thermoplastic rubber on behalf of KJE of approximately $27.8 million, $37.9 million and $39.7 million, respectively. From time to time, KJE will purchase thermoplastic rubber products from us. For the years ended December 31, 2009, 2008 and 2007, we had sales of our products to KJE of approximately $0, $0.6 million and $1.2 million, respectively.

A private investment fund managed by TPG Capital L.P., which advises TPG Partners III and TPG Partners IV, owns approximately 35% of British Vita PLC, one of our customers. From 2007 to 2009 we have derived revenues averaging $9.2 million annually from sales to British Vita. We do not have any contractual requirements for sales to British Vita. Based upon public disclosures by British Vita, we believe British Vita recently disposed of the division with which we conduct business and that, therefore, this customer will no longer be a related party in the future.

In October 2009, we entered into a contract with Amyris Biotechnologies, Inc. to explore the development of an alternative source of certain raw materials and, subject to Amyris’s meeting developmental and manufacturing milestones, to purchase raw materials from Amyris. We have not made any purchases to date. TPG Biotechnology II, L.P., a private investment fund that may be deemed to be an affiliate of TPG III and TPG IV, owns approximately 10% of Amyris Biotechnologies.

Policy Concerning Related Party Transactions

Our board has adopted a written policy relating to the approval of related party transactions. Under our policy, our employees, officers and directors are discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our law department. Pursuant to its charter, our Audit Committee is required to evaluate each related person transaction for the purpose of recommending to the disinterested members of our Board of Directors that the transactions are fair, reasonable and within our policy, and should be ratified and approved by the board.

In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including:

•	the benefits of the transaction to our company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.

Our Audit Committee will recommend approval of only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Due to the limited time between the pricing of our initial public offering and the cut-off time for filing reports required under Section 16(a), Forms 3 for each of Messrs. Fogarty, Bradley and Duffy were not filed on the effective date of our initial public offering as required by Section 16(a). All other required Forms 3 were accepted for filing by the SEC in sufficient time to be timely filed on the effective date of our initial public offering, and the forms for Messrs. Fogarty, Bradley and Duffy were accepted as of open of business on the day following the effective date of our initial public offering. Otherwise, based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis in 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We do not directly employ any executive officers. The executives who run our company are employed by Kraton Polymers LLC, and, therefore, the disclosure in this section relates to those executives. References to “our” compensation policies in this proxy statement refer to the joint policies and practices of us and Kraton Polymers LLC, and references to “our” Compensation Committee refers to both the Compensation Committees of us and Kraton Polymers LLC. Our compensation program for executive officers named in the Summary Compensation Table below, referred to in this proxy statement as the “named executive officers,” is structured to attract, motivate, retain and reward high quality executives. This section includes information and analysis related to such compensation arrangements of our named executive officers.

Compensation Philosophy and Objectives

Our Compensation Committee looks to the aggregate compensation package for each named executive officer to determine the individual elements of each such named executive officer’s pay. Our executive compensation policy, as established by our Compensation Committee, is designed to provide a base salary and incentive compensation that is competitive in the marketplace with other privately and publicly owned chemical companies whose revenue is similar to ours.

Our Compensation Committee and our Board of Directors approve an annual variable cash compensation plan (the “Incentive Compensation Plan”) targeted to pay competitive bonuses provided that pre-established individual and company performance goals are achieved. Although we consider compensation to executives of our peer companies (described below), we do not formally benchmark our executives’ compensation.

Our Compensation Committee may also approve the grant of options, or other equity or equity-based awards from time to time. Each of our named executive officers has one or more of the types of awards described under the section entitled “Components of Direct Compensation—Equity” below. These awards are intended to motivate our named executive officers and align their long-term interests with those of our company and our stockholders by linking a portion of the executive’s compensation with the performance of our company, while also promoting retention by utilizing multi-year vesting periods. Generally, we grant equity awards to executives in connection with their commencement of employment with us. Our Compensation Committee determines the value of such grants by reviewing compensation practices of peer companies, reviewing our past practice, and through individual negotiations with the executive. In addition, our Compensation Committee has the discretion to grant additional equity awards to executives, including our named executive officers, based on the individual’s contributions to our company. Our Compensation Committee has the discretion to grant such awards throughout the year.

Role of the Compensation Committee

Our Compensation Committee discharges the responsibility of the Board of Directors relating to the compensation of our executive officers, including our named executive officers. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com.

Our Compensation Committee no less frequently than annually reviews our goals and objectives related to the compensation of our named executive officers. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates the performance of our named executive officers in light of pre-established goals and objectives and sets the compensation levels of our named executive officers based on that evaluation. In determining appropriate compensation levels, our Compensation Committee considers our performance and relative stockholder return, the compensation levels of persons holding comparable positions at our peer companies (described below) and the compensation given to our named executive officers in previous years. Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our named executive officers. Our Compensation Committee uses information provided by such advisors and consultants to determine the appropriate compensation of our named executive officers. Our Chief Executive Officer is typically consulted regarding the compensation of the named executive officers other than himself. Our Vice President of Human Resources and Corporate Communications regularly attends the meetings of the committee and provides input on compensation matters as requested by the committee. Our Compensation Committee then reviews and recommends any changes for subsequent approval by our Board of Directors.

Compensation Consultants. No compensation consultants were retained with respect to the establishment of 2009 compensation. In November 2009, our Compensation Committee directly engaged Hewitt Associates LLC as an independent compensation consultant. Hewitt Associates was instructed to perform an overall assessment of our compensation practices as well as to provide recommendations regarding best practices around governance issues. Hewitt Associates selected a “peer group” of companies in the chemical industries of similar size and complexity to the company for the purposes of providing a reference point as one of many factors to consider, when reviewing and advising on the compensatory scheme of the company. The peer group included Arch Chemicals Inc., Fuller (H.B.) Co., Koppers Holdings Inc., Kronos Worldwide Inc., Minerals Technologies Inc., OM Group Inc., OMNOVA Solutions Inc., Schulman (A) Inc., Spartech Corp. and Stepan Co. We do not benchmark any element of executive compensation to members of the peer group or otherwise. Based in part on the information, feedback and advice our Compensation Committee received from Hewitt Associates as well as the committee’s overall review of the current compensation arrangements of our named executive officers, the committee determined that certain increases in base salaries and severance benefits were appropriate as well as additional grants of restricted stock and options in connection with the closing of our initial public offering in December 2009, each as described in more detail below. Hewitt and Associates did not provide any further services to the company during 2009.

Components of Direct Compensation

Base Salary. Employment contracts for our named executive officers are established as a result of negotiation between the individual and the company at the time of hire, within a reasonable range of compensation determined by competitive data, including that described above, and by experience. Our Compensation Committee reviews the base salaries of our named executive officers on an annual basis and determines if an increase is warranted based on its review of individual performance, compensation comparisons (with executives in comparable positions and comparisons among our other executives), consultation with our Chief Executive Officer and consideration of each named executive officer’s experience and skills. Although we take into consideration the base salaries of similarly situated executives at other companies to obtain a general understanding of current compensation practices when setting base salaries for our named executive officers, we do not establish base salaries with reference to a specific percentile of base salaries earned by others inside or outside our company or otherwise benchmark salaries to those earned by others inside or outside our company. Internal compensation information and external compensation information are relevant factors in setting the compensation levels for our executives; however, our Compensation Committee does not specifically establish a target benchmarking percentage for any executive when making such comparisons or setting compensation.

On February 13, 2009, the Compensation Committee approved a mandatory 10% reduction in base salary for certain senior managers of our company, including our named executive officers, effective April 1, 2009 through December 31, 2009. In connection with the salary reduction explained above, each of our named executive officers entered into a Waiver and Agreement pursuant to which each executive consented to such reduction and waived, on a one-time basis, his right to claim “good reason” existed for purposes of his employment agreement, incentive compensation, equity awards or pursuant to any other agreement the individual had with our company, as a result of such reduction. The Waiver and Agreement also provided that in the event our EBITDA in fiscal year 2009 equaled or exceeded certain pre-established targets, each affected executive would have been entitled to receive a cash payment equal to up to two times the difference between the amount of base salary he actually received during 2009 and the amount of base salary he would have received during 2009 absent the reduction described above. Ultimately, based on our 2009 EBITDA, no such payments were made.

Effective as of the closing of our initial public offering, our Compensation Committee approved increases in the base salaries of Messrs. Fogarty, Bradley, Tremblay and Freund to $575,000, $425,000, $375,000 and $300,000, respectively. These increases were determined to be appropriate in light of the increase in their responsibilities and duties in connection with assuming an executive role at a public company and were based in part on recommendations by Hewitt Associates in establishing competitive pay for our executives. As of January 1, 2010, in accordance with the Waiver and Agreement, Mr. Frazier’s annual base salary was adjusted to make it equal to his base salary prior to the reduction described above. His base compensation is subject to future increases for cost of living or otherwise in the sole discretion of the Compensation Committee.

Annual Bonus: Incentive Compensation Plan. Pursuant to their employment agreements, our named executive officers are eligible to receive target annual bonuses equal to 100% of base salary for Mr. Fogarty, 75% of base salary for Mr. Bradley and 50% of base salary for Messrs. Tremblay, Frazier and Freund, with maximum bonuses of 200% of base salary for Mr. Fogarty, 150% of base salary for Mr. Bradley, and 100% of base salary for Messrs. Tremblay, Frazier and Freund. Mr. Bradley’s employment agreement was amended effective as of the closing of our initial public offering to increase his target bonus from 60% to 75% of base salary. This new target will be applied to his bonus for the fiscal year ending December 31, 2010 and thereafter. The Compensation Committee made this adjustment to recognize his increased responsibilities as the Chief Operating Officer of a public company. Under the targets our Compensation Committee has adopted for 2010, no named executive officer may earn more than two times his contractual target bonus for his service during the 2010 bonus year. For more information on awards for fiscal year 2010 please see the section entitled “Plans Adopted in Connection with our Initial Public Offering—Polymer Holdings LLC Cash Incentive Plan,” below.

For 2009, annual bonuses were determined pursuant to the 2009 Incentive Compensation Plan, subject to the terms of the plan and the discretion of the Compensation Committee to make such adjustments as it deemed appropriate, including in certain instances, its discretion to exceed the maximum amount otherwise payable under the plan. For 2010 and going forward, annual bonuses for our executive officers, including our named executive officers, will be paid under the Polymer Holdings, LLC Cash Incentive Plan.

A participant’s actual bonus under our bonus plan for 2009 was based on a formula as set forth in the plan and was calculated as a multiple of:

•	the participant’s base salary,

•	his target bonus expressed as a percentage of base salary,

•	a company factor based on our performance during the bonus year, and

•	the participant’s individual performance factor,

which were then weighed against the performance of all other participants and the contractual limits (as described above) to determine the percentage of the common bonus pool he would receive.

Our Compensation Committee determined the company’s performance factor through use of a sliding scale based on the adjusted EBITDA we generated. For example, if we successfully achieved adjusted EBITDA that was exactly equal to the adjusted EBITDA target of $120.0 million as set in our annual business plan, then the performance factor would be 1.0. The annual business plan also established a “stretch” adjusted EBITDA target of $138.8 million, which if achieved or exceeded, would result in a performance factor of 2.0. The company performance factor could never exceed 2.0. Sixty-five percent of the adjusted EBITDA target, or $101.3 million, was the minimum threshold below which the company performance factor, and thus the common bonus pool, would be zero. If actual adjusted EBITDA fell between 65% of the adjusted EBITDA target and the stretch adjusted EBITDA target, then the company performance factor would be adjusted based on a sliding scale.

Based on additional performance criteria, an additional amount of up to $1.0 million could be added or subtracted from the common bonus pool amount. Any additional amount was to be allocated among all or a select portion of the participants in the Compensation Committee’s sole discretion. Those eligible for payout from the 2009 common bonus pool included all employees, with the exception of the non-exempt hourly plant workers at the Belpre Plant, on the payroll as of December 31, 2009, including our named executive officers. The 2009 Incentive Compensation Plan was intended to encourage strong performance on factors that were considered key to our growth and success. Final bonus amounts were to be adjusted downwards as necessary so as not to exceed the common bonus pool amount or maximum payouts as established by employment contracts (as described above). The Compensation Committee was then to determine the individual performance factor, typically ranging from zero to 2.0 based on the individual’s contributions to our company and adherence to our company values.

The annual bonus, if any, under the 2009 Incentive Compensation Plan for our named executive officers would have been calculated in accordance with the following formula:

Annual Base Salary	x	Target Bonus Percentage	x	Company Performance Factor	x	Personal Performance Factor	=	Total Incentive Bonus

On February 13, 2009, the Compensation Committee approved and adopted the 2009 Incentive Compensation Plan, including the performance-based criteria by which potential bonus payouts to participants were to be determined. For the bonus year that ended December 31, 2009, a common bonus pool based upon EBITDA performance calculations, in accordance with provisions of the 2009 Incentive Compensation Plan, was to be established within the potential range from $0 to $15 million, depending on our performance and the individual performance factors. Based on additional performance criteria relating to safety and compliance, innovation, top line growth, margin preservation and productivity, the Compensation Committee could have added up to $1.0 million to the 2009 bonus pool.

However, for the bonus year ended December 31, 2009, our Compensation Committee determined that the threshold level of adjusted EBITDA of $101.3 million was not met, and determined there would be no payout under the 2009 Incentive Compensation Plan.

For more information on awards for fiscal year 2010, please see the section entitled “Plans Adopted in Connection with our Initial Public Offering—Polymer Holdings LLC Cash Incentive Plan,” below.

Discretionary Bonuses. In January 2010, our Compensation Committee awarded Mr. Tremblay and Mr. Frazier discretionary bonuses in the amount of $100,000 each in recognition of their extraordinary efforts on special projects in 2009. It is not anticipated that discretionary bonus awards will be a regular component of our compensation program for our named executive officers.

Equity. In order to align the interests of our named executive officers with those of the company and its stockholders, the Compensation Committee has determined that a material portion of each named executive officer’s compensation should be in the form of equity or equity-based awards. To encourage retention of key executives, these awards vest over time. At the time of the closing of the 2003 Acquisition of the company by TPG and JPMP, individuals received some or all of the following: stock options (which are taxable upon exercise), restricted units (which are taxable upon vesting) and notional units (which permitted the deferral of taxable income until settlement). Since the acquisition by TPG and JPMP, the Compensation Committee has determined that a simplified equity scheme is easier to administer, more advantageous for internal comparison purposes and generally more beneficial to the company. Therefore, the Compensation Committee’s current approach to equity compensation is to grant options or restricted shares, or a combination thereof, to the company’s executives. While options specifically reward only an increase in the value of the company following their grant, restricted shares also serve as a useful retention tool because the executive benefits from their value immediately upon vesting. On the other hand, options permit the deferral of income recognition to a time of the executive’s choosing (within the term of the option), while restricted units are taxable upon vesting.

Plans in Existence Prior to our Initial Public Offering. Following is a discussion of our equity plans that were in effect prior to the completion of our initial public offering in December 2009. In the discussion of each plan set forth below, we have included disclosure explaining the treatment of any equity interests granted or purchased under such plan prior to the completion of our initial public offering.

Membership Units of Kraton Management LLC. Kraton Management LLC was an entity set up to hold management’s interests in TJ Chemical Holdings, LLC, which was the entity through which the TPG entities and the JPMP entities owned 100% of our company before our initial public offering. The named executive officers were each given the opportunity to purchase membership units of Kraton Management, which entity owned a corresponding number of membership units in TJ Chemical Holdings. These membership units were converted into shares of our common stock in connection with our initial public offering at a conversion ratio of one common share to 13.5120 membership units.

Options. On September 9, 2004, TJ Chemical Holdings adopted the TJ Chemical Holdings LLC 2004 Option Plan, which allowed for the grant to key employees, consultants, members and service providers of TJ Chemical Holdings, and its affiliates, of non-qualified options to purchase membership units in TJ Chemical Holdings. The purpose of the plan was to retain talent and improve the growth and profitability of TJ Chemical Holdings and its affiliates.

Effective upon the closing of our initial public offering, Kraton Performance Polymers assumed liability for all benefits under the TJ Chemical Holdings plan, and the plan was amended to provide that: (i) no new grants may be awarded under the plan; (ii) the Compensation Committee of our Board of Directors shall administer the plan; and (iii) any options to purchase TJ Chemical Holdings membership units outstanding under the plan were cancelled and converted into options to purchase our common shares. Options were converted, in a manner intended to comply with Section 409A of the Internal Revenue Code, into options to purchase a number of Kraton Performance Polymers’ common shares equal to the number of membership units underlying the option prior to the closing date of the offering divided by 13.5120, rounded down to the nearest whole share, with the options having an exercise price of $13.512.

Our Compensation Committee administers the TJ Chemical Holdings LLC 2004 Option Plan (and prior to the closing of our initial public offering, the Compensation Committee of Kraton Polymers LLC administered the plan) on behalf of TJ Chemical Holdings. The committee has the right to terminate all, but not less than all, of the outstanding options at any time and pay the participants an amount equal to the excess, if any, of the fair market value of a common share as of such date over the exercise price with respect to each option. Generally, in the event of a merger where Kraton Performance Polymers is the surviving corporation, any outstanding options under the plan will pertain to and apply to the securities that the option holder would have received in the merger. Generally, in the event of a dissolution, liquidation, sale of assets or merger where Kraton Performance Polymers is not the surviving corporation, the committee has the discretion to: (i) provide for an “exchange” of the options for new options on all or some of the property for which the shares are exchanged (as may be adjusted by the committee); (ii) cancel and cash out the options (whether or not then vested) at the value of the spread; or (iii) provide for a combination of both. Generally, the Compensation Committee may make appropriate adjustments with respect to the number of shares covered by outstanding options and the exercise price in the event of any increase or decrease in the number of shares or any other corporate transaction not described in the preceding sentence.

In general, on a termination of a named executive officer’s employment, unvested options automatically expire and vested options expire on the earlier of (i) the commencement of business on the date the employment is terminated for cause; (ii) 90 days after the date employment is terminated for any reason other than cause, death or disability; or (iii) one-year after the date employment is terminated by reason of death or disability. In the event the named executive officer’s employment is terminated by us without cause or by the executive officer for good reason within the two years immediately following a change in control (as defined in the plan), all outstanding options become vested as of such termination and shall expire 90 calendar days after the date the named executive officer’s employment was terminated.

No options were granted under the TJ Chemical Holdings plan during 2009. Please see the table below titled “2009 Outstanding Equity Awards at Fiscal Year End” for more information on our named executive officers’ current outstanding options.

Profits Units of Kraton Management LLC. In the period pre-dating our initial public offering, the Compensation Committee granted profits units of Kraton Management LLC to our named executive officers. These profits units were economically equivalent to options, except that they might provide the recipient with an opportunity to recognize capital gains in the appreciation of TJ Chemical Holdings and its affiliates and TJ Chemical Holdings and its affiliates were not entitled to take any deduction at the time of grant or disposition of the profits unit by the employee. Generally, 50% of the profits units granted were to vest when the fair value of TJ Chemical Holdings’ assets equaled or exceeded two times the “Threshold Amount,” which was generally defined as the value of TJ Chemical Holdings’ assets on the date of grant, and 50% of the profits units granted were to vest when the fair value of TJ Chemical Holdings’ assets equaled or exceeded three times the Threshold Amount, provided the participant was employed by Kraton Polymers LLC or its subsidiaries on such vesting date. No profits units were granted during 2009.

Upon the closing of our initial public offering, each award of profits units was converted into a number of shares of restricted stock of Kraton Performance Polymers equal to the quotient of (i) the product of the number of profits units multiplied by the amount by which the value of the profits unit exceeded $1.00, divided by (ii) the value of a common share of our company immediately following the closing date of the offering. The restricted stock to be granted was to vest upon the achievement of certain performance measures by our company.

Messrs. Fogarty and Bradley held profits units prior to the closing of our initial public offering. However, the value of the profits units did not exceed $1.00 as of the closing of our initial public offering, and, therefore, the conversion calculation set forth above did not result in the issuance of any shares of restricted stock in exchange for profits units outstanding immediately prior to our initial public offering. No restricted stock was issued upon the conversion and cancellation of the profits units.

Notional Units and Restricted Units of Kraton Management LLC. In the period pre-dating our initial public offering, the Compensation Committee granted time-vested restricted membership units and time-vested notional membership units in Kraton Management LLC to named executive officers. Holders of notional units did not have any beneficial ownership in the underlying membership units, and the grant represented an unsecured promise to deliver membership units or, in certain cases, cash on a future date. Actual membership units or cash were not to be distributed in settlement of notional units until the earlier of (i) a change in control or (ii) the termination of the grantee’s employment, to the extent vested as of such date. Effective as of the closing of our initial public offering, the outstanding notional units and restricted units of Kraton Management LLC held by our named executive officers were cancelled and converted into notional shares or restricted shares of Kraton Performance Polymers, respectively, at a conversion ratio of one share of our stock per 13.5120 units.

Each notional unit was the equivalent of one notional membership unit of TJ Chemical Holdings. Other than pursuant to our Deferred Compensation Plan (see “Components of Post-Employment Compensation— Executive Deferred Compensation Plan” for information on notional units granted in connection therewith), Mr. Fogarty was the only named executive officer who held notional units as of the date of our initial public offering. Mr. Fogarty did not have any beneficial ownership in the membership units underlying the notional units, which represented an unsecured promise to deliver membership units of TJ Chemical Holdings (either directly or through membership units of Kraton Management LLC) on a future date.

The restricted units were a grant of membership units in Kraton Management LLC, subject to time-vesting conditions. Mr. Bradley and Mr. Fogarty have received grants of restricted units that vest over a three-year period, provided they remained employed through each such vesting date. For more information on restricted units, please see the “2009 Grants of Plan-Based Awards” and “2009 Outstanding Equity Awards at Fiscal Year End” tables below. None of the other named executive officers held restricted units.

Plans Adopted in Connection with our Initial Public Offering. Shortly before our initial public offering, we adopted the Polymer Holdings LLC 2009 Equity Incentive Plan and Polymer Holdings LLC Cash Incentive Plan. A discussion of the provisions of those plans follows.

Polymer Holdings LLC 2009 Equity Incentive Plan. Our Board of Directors and our stockholders approved the Polymer Holdings LLC 2009 Equity Incentive Plan on November 30, 2009. Following our initial public offering, we granted 74,008 shares of restricted stock to our named executive officers as follows: Mr. Fogarty, 37,004; Mr. Bradley, 22,202; and Mr. Tremblay, 14,802. These restricted shares are subject to a three-year cliff vesting. In January 2010, we granted options to purchase 469,939 shares of our common stock, of which 340,435 were granted to our named executive officers as follows: Mr. Fogarty, 177,619; Mr. Bradley, 88,809; Mr. Tremblay, 37,004; Mr. Frazier, 18,502; and Mr. Freund, 22,202. These options have a ten year term and vest in equal installments over five years. In addition, in January 2010, we granted 22,202 shares of restricted stock to Mr. Smith. These restricted shares are subject to a three-year cliff vesting. As discussed above, all unvested grants of restricted units and notional units made prior to the initial public offering were canceled and replaced with new grants of restricted stock and notional shares under this plan. These replacement grants have substantially similar terms as the original grants.

The purposes of the 2009 Equity Plan are to promote the interests of the company and its stockholders by providing the employees and independent contractors of the company, and eligible non-employee directors of Kraton Performance Polymers, who are largely responsible for the management, growth, and protection of the business of the company, with incentives and rewards to encourage them to continue in the service of the company. The 2009 Equity Plan is administered by our Compensation Committee. At the end of fiscal year 2009, there were 4,240,468 shares of common stock reserved for issuance under the 2009 Equity Plan. Subject to the terms of the Equity Plan, 1,000,000 of the reserved shares may be issued pursuant to incentive stock options. Subject to adjustment, no participant may receive Awards under the 2009 Equity Plan in any calendar year that relate to more than 300,000 shares of common stock.

The 2009 Equity Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards, in addition to other equity or equity-based awards as the board determines necessary from time to time.

Polymer Holdings LLC Cash Incentive Plan. On November 30, 2009, our Board of Directors approved and adopted the Polymer Holdings LLC Cash Incentive Plan (the effectiveness of which was contingent upon the closing of our initial public offering) for eligible employees of Kraton Performance Polymers and our subsidiaries. The purposes of the Cash Incentive Plan are to promote the interests of our company and its stockholders by providing compensation opportunities that are competitive with other companies, and to provide performance-based cash bonus awards to those individuals who contribute to the long-term performance and growth of our company. Generally, our Compensation Committee will establish target bonuses for employees based on position and level of responsibility and grant awards based on the achievement of pre-established company and/or individual goals. Participants shall receive distributions, if any, in cash following written certification by our Compensation Committee of the extent to which the applicable performance targets have been achieved, and in no event more than two and one half months following the end of the performance period to which such certification relates. This plan was adopted to take advantage of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. We expect the incentive compensation plan to function in substantially the same way going forward as it has in the past but the plan will now contain additional limitations and requirements for awards to Covered Employees (as defined in Section 162(m) of the Code), including our named executive officers.

On March 8, 2010, our Compensation Committee approved the Performance Targets under the 2010 Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers.

For the bonus year that ends December 31, 2010, our Compensation Committee has established the following Target Bonus amounts for our named executive officers:

Named Executive Officer	Target Bonus
Kevin Fogarty	1.0 x Base Salary
David A. Bradley	.75 x Base Salary
Stephen E. Tremblay	.50 x Base Salary
Larry R. Frazier	.50 x Base Salary
Lothar Freund	.50 x Base Salary

As described more fully below, if the Business Performance Targets and the Personal Performance Targets are achieved at the maximum, or “stretch,” levels, each named executive officer’s actual bonus can be up to two times his Target Bonus.

The Compensation Committee has established Business Performance Targets for the company and Personal Performance Targets for each named executive officer and has assigned a percentage weighting to the achievement of each. The actual bonus earned shall be the sum of

•	the amount earned for achievement of Business Performance Targets times the seventy-five percent (75%) weighting assigned to the achievement of Business Performance Targets, and

•	the Personal Performance Targets times the twenty-five percent (25%) weighting assigned to the achievement of Personal Performance Targets,

provided that if no bonus compensation is payable for the achievement of Business Performance Targets, then no annual bonus compensation shall be payable to the participants.

The Business Performance Targets are comprised of three performance measures, each of which is assigned an individual weighting by our Compensation Committee: achievement of adjusted EBITDA (60%); achievement of operating cash flow (20%); and percentage of innovation sales (percentage of income generated from sales of products commercialized within the past five years) (20%). The Compensation Committee has established threshold, target and stretch targets for each of these factors, which if achieved, will provide a bonus multiplier of 0.5, 1.0 or 2.0, respectively.

The Personal Performance Criteria are comprised of three or more performance measures, each of which is assigned an individual weighting, within the executive’s area of management or control. Examples of Personal Performance Criteria include: the achievement of specific goals (such as the successful commercialization of a specific product, execution of a particular capital spending project or the implementation of a new system or process) and the successful management of matters under the executive’s control (such as safety performance, compliance, and process management and control). The Compensation Committee has established threshold, target and stretch targets for each of these factors, which if achieved, will provide a bonus multiplier of 0.5, 1.0 or 2.0, respectively.

An example of the total bonus calculation follows using assumed performance levels for demonstration purposes only for an executive with an assumed Target Bonus of .50 x Base Salary:

Business Performance Targets—75% weighting

	Weighting	Threshold 0.5x	Target 1.0x	Stretch 2.0x
Adjusted EBITDA	60%		X		0.60
Operating Cash Flow	20%			X	0.40
Innovation %	20%			X	0.40

					1.40	x 0.75 =	1.05

Personal Performance Targets—25% weighting

	Assumed Weighting	Threshold 0.5x	Target 1.0x	Stretch 2.0x
Factor 1	50%			X	1.00
Factor 2	25%		X		.25
Factor 3	25%			X	.50

					1.75	x 0.25 =	0.435

Total Bonus: (1.05 + 0.435) x 0.50 x Base Salary = 0.7425 x Base Salary

Any such bonuses will be paid in cash, and we expect that such payments, if any, will be made in first quarter 2011.

Fringe Benefits/Perquisites. We reimburse Mr. Freund (i) for travel expenses to his home country of Germany for himself and his direct family members once per year and (ii) for expenses related to tax preparation, in both cases consistent with his employment agreement. No other material fringe benefits or perquisites are provided to our named executive officers.

U.S. 401K Plan. Our named executive officers are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.

U.S. Defined Benefit Pension Plan. Our named executive officers who were hired prior to October 15, 2005 were afforded an opportunity to participate in our broad-based tax-qualified noncontributory defined benefit pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (i) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (ii) ”freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the savings plan, the Final Average Earnings, Service and Social Security Benefit components of the pension formula were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan.

Non-Qualified Restoration Plans. Our named executive officers who participate in the Kraton Savings Plan and/or U.S. Defined Benefit Pension Plan are eligible to participate in a non-qualified defined benefit restoration plan and non-qualified defined contribution restoration plan, respectively, that are intended to restore certain benefits under the pension plan and the savings plan, respectively, that would otherwise be lost due to certain limitations imposed by law on tax-qualified plans.

Executive Deferred Compensation Plan. Prior to our initial public offering, we operated an Executive Deferred Compensation Plan, which provided our named executive officers with the option of deferring up to 50% of their annual bonus, if any, which was converted to notional units. Such notional units were to remain outstanding until either (i) a change in control or (ii) termination of employment. Effective as of the closing date of our initial public offering, the Executive Deferred Compensation Plan was amended to provide that (i) the plan is frozen and no new deferrals shall be made under the plan, (ii) the Compensation Committee of Kraton Performance Polymers shall administer the plan and (iii) the notional units currently outstanding under the plan shall be exchanged for notional shares of Kraton Performance Polymers.

Retiree Medical Benefits. Health and welfare benefits are provided to eligible employees in the United States, including our named executive officers, who retire from Kraton Performance Polymers. Retirees under the age of 65 are eligible for the same medical, dental, and vision plans as active employees, but with a cap that varies based on years of service and ranges from $7,000 to $10,000 per employee for premiums on an annual basis.

Components of Post-Employment Compensation

Employment Agreements and Severance Benefits. The employment agreements for each of our named executive officers provide for severance payments upon certain terminations of employment. In the event employment is terminated by us without “cause” or by the named executive officer for “good reason” (as each such term is defined in the employment agreements), the executive would be entitled to up to 18 months of salary and medical benefit continuation for Mr. Fogarty and up to 12 months of base salary and medical benefit continuation for all other named executive officers. In the event such termination occurs within the one year immediately following a change in control of Kraton Performance Polymers, the executive would be entitled to 24 months of salary and medical benefit continuation for Mr. Fogarty and to 18 months of base salary and medical benefit continuation for all other named executive officers, and, in addition to such salary and benefit continuation, our named executive officers would be entitled to receive an additional amount equal to the sum of (i) in the case of Mr. Fogarty, 1.5 times, or in the case each of Messrs. Bradley, Tremblay, Frazier and Freund, 1.0 times, his target annual bonus, and (ii) a pro rata portion of the annual bonus he would have earned in the year of termination had his employment not terminated, based upon his date of termination. For more information on these employment agreements, see the section entitled “Employment Agreements” below.

Other Compensation Policies

Financial Restatement. The Polymer Holdings LLC 2009 Equity Incentive Plan and the Polymer Holdings Cash Incentive Plan each provide that performance-based compensation granted under such plan is subject to a right of recapture. In the event the determination that a performance goal was achieved was based on incorrect data and, in fact, such goal was not achieved, any compensation under the respective plan that was paid on the basis of the achievement of such goal must be returned.

Stock Ownership Requirements. The Compensation Committee does not maintain a policy relating to stock ownership guidelines or requirements for our named executive officers. The Compensation Committee is reviewing whether such a policy is appropriate.

Trading in Our Stock Derivatives. Our Stock Trading Policy prohibits our employees, including our named executive officers, from speculative trading in our common stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Submitted by the Compensation Committee:

Timothy J. Walsh, Chairman

Richard C. Brown

Dan F. Smith

Nathan H. Wright

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table provides information concerning compensation we paid or accrued on behalf of our Principal Executive Officer, Principal Financial Officer and the other three most highly compensated executive officers serving at December 31, 2009, who are sometimes referred to herein as our “named executive officers.”

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Fogarty	2009	470,645	—	500,000	—	—	—	80,538	1,051,183
President and Chief Executive Officer	2008	494,394	400,000	600,000	1,023,259	1,500,000	1,643	29,664	4,048,960
	2007	330,000	—	—		150,000	1,445	20,869	502,314

David A. Bradley	2009	328,723	—	300,000	—	—	—	58,296	687,019
Chief Operating Officer	2008	347,622	400,000	300,000	347,908	630,000	3,877	20,857	2,050,264
	2007	275,000	—	—	—	150,000	1,658	21,000	447,658

Stephen E. Tremblay	2009	326,250	100,000	200,000	—	—	—	37,406	663,656
Vice President and Chief Financial Officer	2008	332,948	—	—	744,000	450,000	—	99,406	1,626,354

Larry F. Frazier	2009	231,250	100,000	—	—	—	—	8,194	339,444
Chief Information Officer	2008	36,058	—	—	165,000	—	—	51,082	252,140

Lothar Freund	2009	234,375	—	—	—	—	—	34,260	268,635
Vice President, Technology	2008	250,000	200,000	—	217,000	250,000	—	15,000	932,000

(1)	Amounts in this column for 2009 consist of a discretionary bonus for Messrs. Tremblay and Frazier in the amount of $100,000 each.
(2)	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value computed by Kraton Performance Polymers with respect to restricted stock awards and notional stock awards, profits unit awards and option awards, in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 2, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.
(3)	This column consists of awards of Restricted Shares and Notional Shares granted pursuant to the TJ Chemical 2004 Option Plan and the Polymer Holdings LLC 2009 Equity Incentive Plan.
(4)	This column consists of awards of Options to purchase shares of our common stock granted pursuant to the TJ Chemical 2004 Option Plan.
(5)	Amounts listed in this column for 2009 consist of bonuses paid pursuant to the 2009 Incentive Compensation Plan. Please see the discussion of the specific components of the Incentive Compensation Plan under “—Annual Bonus: Incentive Compensation Plan” above.
(6)	In accordance with Instruction number 1 to Item 402(a)(3) of Regulation S-K, amounts shown in this column for 2009 are not included in the total for purposes of determining the identity of our named executive officers. All amounts in this column reflect the aggregate change in the present value of the Pension Plan in accordance with Item 402(c)(2)(viii)(A) of Regulation S-K. For 2009, the aggregate present value of the Pension Plan of each of Messrs. Fogarty and Bradley decreased by $598 and $1,615, respectively. Participants in the Deferred Compensation Plan do not receive preferential earnings on amounts deferred thereunder.
(7)	Amounts in this column consists of (a) contributions to the Savings Plan by Kraton Performance Polymers on behalf of Messrs. Fogarty, Bradley, Tremblay, Frazier and Freund in the amounts of $80,538, $58,296, $37,406, $8,194 and $23,006, respectively; (b) for Mr. Freund, reimbursement in the amount of $11,004 for travel expenses to his home country of Germany for himself and his direct family members once per year, and (c) for Mr. Freund, $250 for expenses related to tax preparation, in both cases consistent with his employment agreement.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,584,970	13.51	4,240,468
Equity Compensation Plans not approved by stockholders	—	—	—
Total:	1,584,970	13.51	4,240,468

2009 Grants of Plan-Based Awards

The following table provides details regarding plan based awards granted to our named executive officers during the fiscal year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Kevin M. Fogarty	12/22/2009							37,004		13.51
	2/13/2009	200,000	500,000	1,000,000

David A. Bradley	12/22/2009							22,202		13.51
	2/13/2009	84,000	210,000	420,000

Stephen E. Tremblay	12/22/2009							14,802		13.51
	2/13/2009	70,000	175,000	350,000

Larry R. Frazier	2/13/2009	50,000	125,000	250,000

Lothar Freund	2/13/2009	50,000	125,000	250,000

(1)	These columns provide information on potential payouts under the 2009 Incentive Compensation Plan. For information on amounts actually earned, see the “2009 Summary Compensation Table.”
(2)	Messrs. Fogarty, Bradley and Tremblay were granted 37,004, 22,202 and 14,802 Restricted Stock Awards, respectively, on December 22, 2009 in connection with our initial public offering. These awards were granted under 2009 Polymer Holdings Equity Incentive Plan.

2009 Outstanding Equity Awards at the Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Kevin M. Fogarty	74,008	18,502	—	13.51	6/15/2015	—		—	—	—
	81,430	162,859	—	13.51	6/19/2018	—		—	—	—
	—	—	—	—	—	4,441	(3)	60,220	—	—
	—	—	—	—	—	29,603	(4)	401,417	—	—
	—	—	—	—	—	37,004	(5)	501,774

David A. Bradley	46,255	0	—	13.51	3/8/2014	—		—	—	—
	22,202	5,551	—	13.51	2/1/2015	—		—	—	—
	27,686	55,372	—	13.51	6/19/2018	—		—	—	—
	—	—	—	—	—	1,481	(4)	20,082
	—	—	—	—	—	14,801	(4)	200,702
	—	—	—	—	—	22,202	(5)	301,059

Stephen E. Tremblay	59,207	118,412	—	13.51	6/19/2018	—		—	—	—
	—	—	—	—	—	14,802	(5)	200,715	—	—

Larry R. Frazier	12,335	24,669	—	13.51	12/18/2008

Lothar Freund	29,603	7,401	—	13.51	9/6/2015	—		—	—	—
	17,269	34,536	—	13.51	6/19/2018	—		—	—	—

(1)	All options were granted pursuant to the TJ Chemical Holdings LLC 2004 Option Plan and relate to the right to purchase membership units in TJ Chemical Holdings. All Options granted prior to 2008 vest in equal installments over five years from the date of grant. Those granted in 2008 vest in equal installments over three years from the date of the grant. The vesting of the option grants set forth above is as follows:

•

Mr. Fogarty received a grant of 92,510 options on June 15, 2005. 18,502 of these options vested on each of June 15, 2006, 2007, 2008 and 2009, and the remaining 18,502 options will vest on June 15, 2010, subject to Mr. Fogarty’s continued employment with us. Mr. Fogarty also received a grant of 244,289 options on June 19, 2008. 81,430 of these options vested on June 19, 2009, and 81,429 and 81,430 options will vest on June 19, 2010 and 2011, respectively, subject in each case to Mr. Fogarty’s being employed by us on the vesting date.

•

Mr. Bradley received a grant of 46,255 options on March 8, 2004. 9,251 of these options vested on each of March 8, 2005, 2006, 2007, 2008 and 2009. Mr. Bradley also received a grant of 27,753 options on February 1, 2005. 5,550 of these options vested on each of February 1, 2006 and 2007, and 5,551 of these options vested on each of February 1, 2008, 2009 and 2010. Mr. Bradley also received a grant of 83,058 options on June 19, 2008, of which 27,686 options vested on June 19, 2009, and the remaining options shall vest in tranches of 27,686 options each on each of June 19, 2010 and 2011, subject in each case to Mr. Bradley’s being employed by us on the vesting date.

•

Mr. Tremblay received a grant of 177,619 options on June 19, 2008. 59,207 of these options vested on June 19, 2009. The remaining options shall vest in tranches of 59,506 options each on each of June 19, 2010 and 2011, subject in each case to Mr. Tremblay’s being employed by us on the vesting date.

•

Mr. Frazier received a grant of 37,004 options on December 16, 2008. 12,335 options vested on December 18, 2009. The remaining options will vest in tranches of 12,334 on December 18, 2010 and 12,335 on December 18, 2011, subject in each case to Mr. Frazier’s being employed by us on the vesting date.

•

Mr. Freund received a grant of 37,004 options on September 6, 2005, of which 7,400 vested on September 6, 2006 and 7,401 options vested on each of September 6, 2007, 2008 and 2009. The remaining 7,401 options shall vest on September 6, 2010, subject to Mr. Freund’s being employed by us on the vesting date. Mr. Freund also received a grant of 51,805 options on June 19, 2008, 17,269 of which vested on June 19, 2009. The remaining options will vest in tranches of 17,268 each on each of June 19, 2010 and 2011, subject in each case to Mr. Freund’s being employed by us on the vesting date.

(2)	The market value of shares that have not yet vested are calculated based on our closing price on December 31, 2009, the last trading day of the year, which was $13.56.
(3)	This relates to an award of 22,202 notional units that was granted on June 15, 2005. 4,440 units vested on each of June 15, 2006, 2007 and 2008, and 4,441 units vested on June 15, 2009. The remaining 4,441 will vest on June 15, 2010. See “Equity—Plans in Existence Prior to Our Initial Public Offering—Notional Units and Restricted Units of Kraton Management LLC” above for more information.
(4)	These are awards of restricted units, which were converted to shares of restricted stock in connection with our initial public offering. (See “Equity—Plans in Existence Prior to our Initial Public Offering—Notional Units and Restricted Units of Kraton Management LLC” above for more information.) The vesting of the Restricted stock grants set forth above is as follows:

•

Mr. Fogarty received a grant of 44,405 restricted shares on June 19, 2008. 14,802 of these restricted shares vested June 19, 2009. The remaining restricted shares will vest in tranches of 14,801 and 14,802 restricted shares June 19, 2010 and 2011, respectively, subject in each case to Mr. Fogarty’s being employed by us on the vesting date.

•

Mr. Bradley received a grant of 14,802 restricted shares on September 10, 2004. 2,960 of the restricted shares vested on each of April 1, 2005, 2006 and 2007, and 2,961 vested on each of April 1, 2008 and 2009. Mr. Bradley also received a grant of 7,401 restricted shares on March 17, 2005. 1,480 of the restricted shares vested on each of February 1, 2006, 2007, 2008 and 2009, and the remaining 1,481 vested on February 1, 2010, subject to Mr. Bradley’s being employed with us on the vesting date. Mr. Bradley also received a grant of 22,202 restricted shares on June 19, 2008, 7,401 of which vested on June 19, 2009. The remaining restricted shares vest in tranches of 7,400 and 7,401 on June 19, 2010 and 2011, respectively, subject in each case to Mr. Bradley’s being employed with Kraton on the vesting date.

(5)	These are awards of restricted stock. Messrs. Fogarty, Bradley and Tremblay received a grant of 37,004, 22,202 and 14,802 respectively on December 22, 2009. All shares will vest on December 22, 2012.

2009 Option Exercises and Stock Vested Table

The following table sets forth information regarding equity awards held by our named executive officers exercised or vested during fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#)(1)
Kevin M. Fogarty	—	—	19,242	226,198
David A. Bradley	—	—	11,842	139,208
Stephen E. Tremblay	—	—	—	—
Larry R. Frazier
Lothar Freund	—	—	—	—

(1)	The value realized is calculated by multiplying the number of shares of stock by an estimated valuation of the underlying shares on the vesting date.

Prior to our initial public offering in December 2009, there was no established public market for our shares. We engaged an independent valuation and financial consultant, Corporate Valuation Advisors, Inc., to perform a valuation of the total equity of TJ Chemical Holdings LLC (formerly, the ultimate holding company of Kraton Performance Polymers and Kraton Polymers LLC) in January 2007 and again in January of 2008. In valuing the equity of TJ Chemical Holdings, the consultant relied upon our historical financial statements. In valuing the total equity of TJ Chemical Holdings, the consultant utilized the market approach. The market approach is a valuation technique in which estimated market value is based on market prices in actual transactions. The market approach compared our company with similar companies that were publicly traded. The technique consisted of collecting selling prices for comparable assets. After studying the selling prices, value adjustments were made for comparability differences. This process was essentially one of comparison and correlation. In applying the market approach, market and financial data on publicly-traded guideline companies was analyzed and relevant valuation multiples were formulated. The consultant considered the outlook of the economy and the current market for publicly-traded guideline companies engaged in the same industry or an industry similar in which we compete. The fair value of a membership unit of TJ Chemical Holdings was estimated at $0.87 as of December 31, 2008. After adjustment at the conversion ratio of 13.5120 membership units per common share used in our initial public offering, this renders a valuation of $11.76 per common share, which is the valuation used in this table.

2009 Pension Benefits

The following table sets forth information regarding participation of our named executive officers in our pension plans.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Kevin M. Fogarty	Pension Plan	0.60	4,854	—
	Pension Benefit Restoration Plan	0.60	—	2,937

David A. Bradley	Pension Plan	1.76	10,039	—
	Pension Benefit Restoration Plan	1.76	—	389

Stephen E. Tremblay	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—

Larry R. Frazier	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—

Lothar Freund	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—

Pension Plan

We maintain a noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 7, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009. We make contributions to the plan on behalf of our eligible employees. Employees do not make contributions to the plan. The pension plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended.

The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by his years of accredited service, minus a percentage of benefits received under social security. The company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (i) base salary, including salary deferrals, and (ii) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.

Participants become eligible to begin receiving payments when they reach the “normal retirement age” of 65. Under certain circumstances participants are eligible to receive payments at early retirement; however, under no circumstances can a participant be qualified for early retirement before the age of 45. None of our named executive officers is currently eligible for early retirement under the terms of the pension plan and the pension benefit restoration plan described below. Benefits under the pension plan for Messrs. Bradley and Fogarty were frozen as of December 31, 2005; however, they continue to accumulate years of credited service for purposes of vesting under the plan. The other named Executive Officers do not participate in the Pension Plan.

Pension Benefit Restoration Plan

Certain participants in the Pension Plan, including the participating named executive officers, are eligible to participate in a non-qualified defined benefit plan (the “Pension Benefit Restoration Plan”) which is intended to restore certain benefits under the Pension Plan that would otherwise be lost due to certain limitations imposed by law on tax-qualified plans. The terms set forth above with regard to the Pension Plan also apply to the Pension Benefit Restoration Plan, which is generally designed to mirror the Pension Plan.

2009 Nonqualified Deferred Compensation

The following table sets forth information regarding participation of our named executive officers in our non-qualified deferred compensation plans. Amounts set forth in the table are under our Deferred Compensation and Restoration Plan.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Kevin M. Fogarty	28,187	65,838	12,924	—	178,245
David A. Bradley	19,788	43,596	31,943	—	142,723
Stephen E. Tremblay	19,038	22,706	4,167	—	48,987
Larry R. Frazier	—	—	—	—	—
Lothar Freund	9,750	12,056	2,637	—	32,196

(1)	Amounts set forth in this column were reported in “All Other Compensation” in our “2009 Summary Compensation Table.”
(2)	In 2009, our named executive officers invested in the following funds with the following annual rates of return: Fidelity Diversified International (31.78%); Fidelity Freedom Income Fund (16.12%); Fidelity Freedom 2030 (30.57%); Fidelity Freedom 2035 (31.26); Fidelity Emerging Markets (76.00%); Fidelity International Real Estate (35.82%); DWS Global Opps S (47.41%); Mutual Discovery A (20.89%); Fidelity Leveraged Co. Stock (59.56%); PIMCO High Yield ADM (43.70%); Fidelity Contrafund (29.23%); and MSIF Emerging Markets (69.18%).

Deferred Compensation and Restoration Plan

Our Deferred Compensation and Restoration Plan is intended to restore certain benefits under our Savings Plan that would otherwise be lost due to restrictions imposed by the Internal Revenue Code. Prior to the commencement of each plan year, participants make elections to defer any portion of their base compensation (including all amounts paid by the company for services rendered, but excluding any amounts paid for overtime, commissions, severance payments, bonus compensation or the value of any stock option granted) under both the Savings Plan and the Deferred Compensation and Restoration Plan. Deferrals are notionally invested in accordance with the participant’s investment elections in the company’s 401(k) plan. Contributions by both Kraton Performance Polymers and the participant are made to the Savings Plan until the maximum amount permitted by law has been contributed to such plan, after which contributions are made to the Deferred Compensation and Restoration Plan. Distributions made pursuant to the Deferred Compensation and Restoration Plan are only made in connection with the participant’s separation from service or death, provided that in certain circumstances, the company may grant a hardship distribution in accordance with the requirements of the Internal Revenue Code.

Executive Deferred Compensation Plan

Under the Executive Deferred Compensation Plan adopted on May 30, 2006, certain employees were permitted to elect to defer a portion (generally up to 50%) of their annual incentive bonus with respect to each bonus period. Participating employees were credited with a notional number of membership units based on the fair value of TJ Chemical Holdings membership units as of the date of the deferral, although the distribution of membership units in such accounts could have been made indirectly through Kraton Management LLC. Such membership units were to be distributed upon termination of the participant’s employment, subject to a call right, or upon a change in control, as defined in the plan. Upon the closing of our initial public offering in December 2009, notional membership units in TJ Chemical Holdings (or Kraton Management) were converted into notional shares of our common stock.

There were no elections to the Executive Deferred Compensation Plan in 2007, 2008, or 2009. Effective upon the closing of our initial public offering, no new deferrals are allowed under this plan. Messrs. Fogarty and Bradley each hold 5,607 notional shares of our common stock based on prior deferrals under the plan when it was still active.

Termination and Change in Control Payments

The following tables set forth the estimated value of payments and benefits that our named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of Kraton Performance Polymers, in each case occurring on December 31, 2009, in addition to the amounts they would be entitled to receive pursuant to the Pension Plan, the Pension Benefit Restoration Plan, the Deferred Compensation and Restoration Plan, and the Executive Deferred Compensation Plan, each as described above. Complete descriptions of employment agreements immediately follow these tables.

Effective as of the closing of our initial public offering, our Compensation Committee approved amendments to the Employment Agreements of Messrs. Fogarty, Bradley, Tremblay and Freund to provide for an increase in severance benefits for certain terminations within one year following a change in control as follows: each such executive was previously entitled to 12 months of continued health coverage and base salary following such a termination (except Mr. Fogarty who was entitled to 18 months). However, this potential benefit has been increased to 18 months for Messrs. Bradley, Tremblay and Freund and to 24 months for Mr. Fogarty. The Compensation Committee determined such amendments were appropriate based in part on recommendations by Hewitt Associates, LLC on severance benefits afforded to similarly situated executives at other public companies and on the Compensation Committee’s assessment of the appropriate value required for retentive purposes.

Kevin M. Fogarty

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards (4)	Continuation of Medical Benefits
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	862,500	—	30,760
By us without cause or by executive for good reason within one year of a change in control (2)	2,875,000	—	30,760
Upon Disability (3)	—	—	15,380
Upon Death	—	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Mr. Fogarty’s employment by us without cause, due to our election not to extend the employment term, or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for a period of up to 18 months and (ii) continuation of medical benefits for up to 18 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).

(2)	Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within one year of a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for a period of 24 months and (ii) a lump sum cash payment equal to two times Mr. Fogarty’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 24 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).
(3)	Upon termination of Mr. Fogarty’s employment due to Disability he is entitled to continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options, restricted shares and notional shares vest immediately in the event of termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within two years following a change in control.

David A. Bradley

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	425,000	—	15,380
By us without cause or by executive for good reason within one year of a change in control (2)	1,275,000	—	23,070
Upon Disability (3)	255,000	—	—
Upon Death (3)	255,000	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Mr. Bradley’s employment by us without cause, due to our election not to extend the employment term, or by Mr. Bradley for “good reason,” Mr. Bradley is entitled to (i) continuation of base salary for a period of 12 months and (ii) continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Mr. Bradley’s employment by us without cause or by Mr. Bradley for “good reason” within one year of a change in control, Mr. Bradley is entitled to (i) continuation of base salary for a period of 18 months and (ii) a lump sum cash payment equal to 1.5 times Mr. Bradley’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 18 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).
(3)	Upon termination of Mr. Bradley’s employment due to Disability or death, he, or his estate, as the case may be, is entitled to a pro rata portion of the bonus for the year during which the termination occurs. Given that for the purposes of this disclosure, termination is deemed to have occurred on December 31, 2009, Mr. Bradley would have received 100% of his target bonus.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options, restricted shares and notional shares vest immediately in the event of termination of Mr. Bradley’s employment by us without cause or by Mr. Bradley for “good reason” within two years following a change in control.

Stephen E. Tremblay

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($)(4)	Continuation of Medical Benefits ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	375,000	—	15,380
By us without cause or by executive for good reason within one year of a change in control (2)	1,031,250	—	23,070
Upon Disability (3)	187,500	—	—
Upon Death (3)	187,500	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Mr. Tremblay’s employment by us without cause, due to our election not to extend the employment term, or by Mr. Tremblay for “good reason,” Mr. Tremblay is entitled to (i) continuation of base salary for a period of 12 months and (ii) continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Mr. Tremblay’s employment by us without cause or by Mr. Tremblay for “good reason” within one year of a change in control, Mr. Tremblay is entitled to (i) continuation of base salary for a period of 18 months and (ii) a lump sum cash payment equal to 1.5 times Mr. Tremblay’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 18 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).
(3)	Upon termination of Mr. Tremblay’s employment due to Disability or death, he, or his estate, as the case may be, is entitled to a pro rata portion of the bonus for the year during which the termination occurs. Given that for the purposes of this disclosure, termination is deemed to have occurred on December 31, 2009, Mr. Tremblay would have received 100% of his target bonus.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options, restricted shares and notional shares vest immediately in the event of termination of Mr. Tremblay’s employment by us without cause or by Mr. Tremblay for “good reason” within two years following a change in control.

Larry R. Frazier

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($)(4)	Continuation of Medical Benefits ($)(5)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	250,000	—	—
By us without cause or by executive for good reason within one year of a change in control (2)	500,000	—	—
Upon Disability (3)	125,000	—	—
Upon Death (3)	125,000	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Mr. Frazier’s employment by us without cause, due to our election not to extend the employment term, or by Mr. Frazier for “good reason,” Mr. Frazier is entitled to (i) continuation of base salary for a period of 12 months and (ii) continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Mr. Frazier’s employment by us without cause or by Mr. Frazier for “good reason” within one year of a change in control, Mr. Frazier is entitled to (i) continuation of base salary for a period of 12 months and (ii) a lump sum cash payment equal to one times Mr. Frazier’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(3)	Upon termination of Mr. Frazier’s employment due to Disability or death, he, or his estate, as the case may be, is entitled to a pro rata portion of the bonus for the year during which the termination occurs. Given that for the purposes of this disclosure, termination is deemed to have occurred on December 31, 2009, Mr. Frazier would have received 100% of his target bonus.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options, restricted shares and notional shares vest immediately in the event of termination of Mr. Frazier’s employment by us without cause or by Mr. Frazier for “good reason” within two years following a change in control.
(5)	Mr. Frazier does not currently participate in our medical plan. Therefore, he would not be entitled to any continuation of medical benefits under his employment agreement.

Lothar Freund

Triggering Event	Severance Payment	Accelerated Vesting of Equity Awards	Continuation of Medical Benefits
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—
By us without cause, or pursuant to our election not to extend the employment term, or by executive for good reason (1)	300,000	—	15,380
By us without cause or by executive for good reason within one year of a change in control (2)	825,000	—	23,070
Upon Disability (3)	150,000	—	—
Upon Death (4)	150,000	—	—
Upon a Change in Control	—	—	—

(1)	Upon termination of Mr. Freund’s employment by us without cause, due to our election not to extend the employment term, or by Mr. Freund for “good reason,” Mr. Freund is entitled to (i) continuation of base salary for a period of 12 months and (ii) continuation of medical benefits for up to 12 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Mr. Freund’s employment by us without cause or by Mr. Freund for “good reason” within one year of a change in control, Mr. Freund is entitled to (i) continuation of base salary for a period of 18 months and (ii) a lump sum cash payment equal to 1.5 times Mr. Freund’s annual bonus calculated at target level, (iii) a pro-rata portion of his target annual bonus through the termination date, and (iv) continuation of medical benefits for up to 18 months (such benefits cease upon commencement of benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).
(3)	Upon termination of Mr. Freund’s employment due to Disability or death, he, or his estate, as the case may be, is entitled to a pro rata portion of the bonus for the year during which the termination occurs. Given that for the purposes of this disclosure, termination is deemed to have occurred on December 31, 2009, Mr. Freund would have received 100% of his target bonus.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each such award. Options, restricted shares and notional shares vest immediately in the event of termination of Mr. Freund’s employment by us without cause or by Mr. Freund for “good reason” within two years following a change in control.

Employment Agreements

The employment agreements for Messrs. Fogarty, Bradley, Tremblay, Frazier and Freund provide for an annual base salary of $575,000, $425,000, $375,000, $250,000 and $300,000, respectively. The Employment Agreements provide for target and maximum bonus opportunities of 100% and 200% of base salary for Mr. Fogarty, 75% and 150% of base salary for Mr. Bradley, 50% and 100% of base salary for each of Messrs. Tremblay, Frazier and Freund. Please see the section entitled “Base Salary” above for information regarding decreases in salary for fiscal year 2009 and increases in connection with the closing of our initial public offering.

Severance Arrangements as Set Forth in Employment Agreements

The employment agreements generally set forth the severance, if any, a named executive officer is entitled to under varying circumstances. The provisions of the named executive officer’s agreements that are related to payments on termination of employment or a change in control of Kraton Performance Polymers are set forth in the tabular disclosure directly above under the heading “Termination and Change in Control Payments.”

Generally, the employment agreements define “Cause” to mean (A) the executive’s continued failure substantially to perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our company; (B) failure to maintain his principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our company’s property; (D) executive’s conviction of or plea of guilty or no contest to (x) a felony or (y) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties under the employment agreement or any act or omission which is materially injurious to the financial condition or business reputation of our company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in the employment agreement.

Generally, the employment agreements define “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, TX, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason unless we fail to cure such event within 30 days after receipt from the executive of written notice and provided further that Good Reason shall cease to exist for an event on the 60th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given us written notice thereof prior to such date.

Each of our named executive officers’ employment agreements contain confidentiality provisions and provide for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by us to our non-employee directors. We also reimburse our directors for travel, lodging and related expenses incurred in attending board or committee meetings and for directors’ education programs and seminars.

2009 Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Option Award ($)(1)	Total ($)
Richard C. Brown (2)	58,000	—	58,000
Kelvin L. Davis	2,038	—	2,038
Steven J. Demetriou (3)	25,000	9,722	34,722
Barry J. Goldstein (4)	73,000	—	73,000
Michael G. MacDougall	2,038	—	2,038
Kevin G. O’Brien	2,038	—	2,038
Dan F. Smith (5)	200,000	—	200,000
Karen A. Twitchell	3,940	—	3,940
Timothy J. Walsh	2,446	—	2,466
Nathan H. Wright	2,038	—	2,038

(1)	Stock options that were granted to our non-employee directors in prior years vest over periods of one to three years. The amounts set forth in this column represent the aggregate grant date fair value computed by Kraton with respect to option awards, in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 2, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2009.
(2)	At December 31, 2009, Mr. Brown had 16,651 options outstanding, of which 5,551 were exercisable.
(3)	At December 31, 2009, Mr. Demetriou had 9,250 options outstanding, of which 8,325 were exercisable.
(4)	At December 31, 2009, Mr. Goldstein had 16,651 options outstanding, of which 5,551 were exercisable.
(5)	At December 31, 2009, Mr. Smith had 14,801 options outstanding, of which 14,801 were exercisable.

Prior to our initial public offering, directors who were employees or representatives of TPG Capital or J. P. Morgan Partners did not receive any compensation for their services on our board or its committees. Annual fees paid to our other directors were the result of individually negotiated arrangements. Mr. Brown was entitled to an annual director fee of $50,000. In addition, Mr. Brown received $2,000 per meeting for his participation in person in board meetings. In 2009, Mr. Demetriou received an annual director fee of $25,000, paid quarterly. Mr. Demetriou also received a grant of 1,850 options on January 28, 2010 in respect of his board service in 2009. Mr. Goldstein received an annual director fee of $50,000 and was entitled to a supplemental fee for serving as Audit Committee chairman of $15,000. In addition, Mr. Goldstein received $2,000 per meeting for his participation in person in board meetings. Mr. Smith, who served as our Chairman of the Board, was entitled to an annual director fee of $200,000. The company determined that Mr. Smith’s compensation level is appropriate considering his active role as chairman, extensive background in the petrochemical industry and his personal knowledge and contacts as a result of that experience.

2010 Director Compensation

In connection with our initial public offering, our board adopted the following compensation program for our non-management directors under which these directors will be compensated by a combination of retainers and grants of common stock.

Retainers

Our non-employee directors will receive retainers for serving on our Board of Directors as follows:

Position	Retainer ($)
Chairman of the Board	200,000
Board Member	50,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000

Equity Awards

Mr. Smith is to receive an annual equity grant to be determined by the board. In January 2010, he received a restricted stock grant of 22,202 shares with a three-year cliff vest provided he remains on our board. All other Directors are to receive a grant of $50,000 of our common stock each year commencing in January 2010.

Indemnification of Officers and Directors and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of us. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. We maintain liability insurance that insures our directors and officers against certain losses and that insures us against our obligations to indemnify our directors and officers.

In addition, we will enter into indemnification agreements with each of our directors and officers. These agreements, among other things, will require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification would be required or permitted. We believe provisions in our certificate of incorporation and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentage of beneficial ownership is based on 30,729,703 shares of common stock outstanding on the Record Date, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

For further information regarding material transactions between us and certain of our stockholders, see “Certain Relationships and Related Party Transactions,” above.

The following table sets forth information regarding the beneficial ownership of our common stock as of April 9, 2010 of:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and each director nominee; and

•	all of the executive officers, directors and director nominees as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Five-Percent Stockholders:
Funds advised by TPG Advisors III, Inc. (3) 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	5,825,464	(4)	18.96%
Funds advised by TPG Advisors IV, Inc. (5) 301 Commerce Street, Suite 3300 Fort Worth, Texas 76102	5,687,379	(4)	18.51%
JPMP Capital Corp. and Related Entities (6) c/o J.P. Morgan Partners, LLC 270 Park Avenue, 39th Floor New York, New York 10017	7,675,229	(7)	24.98%
Newland Capital Management, LLC (8) 350 Madison Avenue 11th Floor New York, New York 10017	1,656,108		5.39%
Directors and Named Executive Officers:
David A. Bradley	162,807		*
Richard C. Brown	14,714		*
Kelvin L. Davis	3,613	(9)	*
Steven J. Demetriou	23,039		*
Kevin M. Fogarty	230,612		*
Larry Frazier	12,335		*
Lothar Freund	48,872		*
Barry J. Goldstein	14,714		*
Michael G. MacDougall	3,613	(9)	*
Kevin G. O’Brien	3,613		*

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Dan F. Smith	51,805		*
Stephen E. Tremblay	74,009		*
Karen A. Twitchell	3,613		*
Timothy J. Walsh	3,613		*
Nathan H. Wright	3,613	(9)	*
All Directors and Named Executive Officers as a Group	654,585		2.10%

*	Represents beneficial ownership of less than 1%
(1)	Unless otherwise provided in the table, the address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.
(2)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

The totals in this column include the following shares, beneficial ownership of which the officer or director has the right to acquire within sixty days of the Record Date: Mr. Bradley—101,694; Mr. Brown—11,101; Mr. Demetriou—8,325; Mr. Fogarty—155,438; Mr. Frazier—12,335; Mr. Freund—46,872; Mr. Goldstein—11,101; Mr. Smith—14,801; and Mr. Tremblay—59,207.

(3)	TPG Advisors III, Inc. (“TPG Advisors III”) is the general partner of TPG GenPar III, L.P., which in turn is the sole general partner of each of TPG Partners III, L.P. (“Partners III”), TPG Parallel III, L.P. (“Parallel III”), TPG Investors III, L.P. (“Investors III”), FOF Partners III, L.P. (“FOF”) and FOF Partners III-B, L.P. (“FOF B”) and the sole member of TPG GenPar Dutch, L.L.C., which is the general partner of TPG Dutch Parallel III, C.V. (“Dutch Parallel III”). Partners III, Parallel III, Investors III, FOF, FOF B and Dutch Parallel III are the members of TPG III Polymer Holdings LLC (“TPG III Polymer Holdings”). TPG Advisors III may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to beneficially own all of the securities held by TPG III Polymer Holdings. David Bonderman and James G. Coulter are directors, officers and sole stockholders of TPG Advisors III, and therefore, Messrs. Bonderman and Coulter may be deemed to be the beneficial owners of, with indirect voting and dispositive authority over, the equity securities held by TPG III Polymer Holdings
(4)	This share information was obtained from a Schedule 13G filed with the SEC on February 12, 2010.
(5)	TPG Advisors IV, Inc. (“TPG Advisors IV”) is the general partner of TPG GenPar IV, L.P., which in turn is the sole general partner of TPG Partners IV, L.P. (“Partners IV”). Partners IV is the sole member of TPG IV Polymer Holdings LLC (“TPG IV Polymer Holdings”). TPG Advisors IV may be deemed, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, to beneficially own all of the securities held TPG IV Polymer Holdings. David Bonderman and James G. Coulter are directors, officers and sole stockholders of TPG Advisors IV, and therefore, Messrs. Bonderman and Coulter may be deemed to be the beneficial owners of, with indirect voting and dispositive authority over, the equity securities held by TPG IV Polymer Holdings.
(6)	JPMP Capital Corp., a wholly-owned subsidiary of JPMorgan Chase & Co., a publicly traded company, is the general partner of JPMP Master Fund Manager, L.P. JPMP Master Fund Manager L.P. is the general partner of J.P. Morgan Partners (BHCA), L.P. JPMP Capital Corp is also the general partner of JPMP Global Investors, L.P. JPMP Global Investors, L.P. is the general partner of each of J.P. Morgan Partners Global Investors, L.P., JPMP Global Fund/Kraton A, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., JPMP Global Fund/Kraton, L.P., J.P. Morgan Partners Global Investors (Selldown), L.P., JPMP Global Fund/Kraton/Selldown, L.P., J.P. Morgan Partners Global Investors (Selldown) II, L.P., and JPMP Global Fund/Kraton/Selldown II, L.P. Voting and disposition decisions at JPMP Capital Corp. are made by three or more of its officers, and therefore no individual officer of JPMP Capital Corp. is the beneficial owner of the securities. The address for each of the entities described above is 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity described above is c/o Walkers SPV Limited, PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands.
(7)	This share information was obtained from a Schedule 13G filed with the SEC on February 12, 2010.

(8)	In a Schedule 13G filed with the SEC on February 8, 2010, Newland Capital Management, LLC, Newland Master Fund, Ltd., Ken Brodkowitz and Michael Vermut (together the “Newland Capital Parties”) reported beneficial ownership of 1,656,108 shares. The Newland Capital Parties together reported shared voting power and shared dispositive power over these shares. The address of each of the Newland Capital Parties other than Newland Capital Management, LLC is c/o Newland Capital Management, LLC.
(9)	Each of Messrs. Davis, MacDougall and Wright is a partner of TPG Capital, L.P., which is affiliated with TPG Advisors III and TPG Advisors IV. Each of Messrs. Davis, MacDougall and Wright disclaims beneficial ownership of any of our shares held by TPG III Polymer Holdings or TPG IV Polymer Holdings.

PROPOSAL NUMBER 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm to examine our consolidated financial statements for the year ending December 31, 2010. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in our best interests and in the best interests of our stockholders.

KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

Our Board of Directors recommends that our stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Fees Paid to KPMG LLP

Audit Fees

During the years ended December 31, 2009 and 2008, the aggregate fees billed by KPMG LLP for the audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting and other professional services related to SEC registration statements were $2.1 million and $1.7 million, respectively. All of the services in the following paragraphs were approved by the Audit Committee.

Audit-Related Fees

During the years ended December 31, 2009 and 2008, the aggregate fees for certain procedures performed by KPMG LLP that related to the performance of the audit or review of our financial statements, but are not reportable as Audit Fees were $0.3 million and $0.1 million, respectively.

Tax Fees

During the years ended December 31, 2009 and 2008, the aggregate fees billed by KPMG LLP for tax compliance, tax advice and tax planning services were $0.1 million and $0.2 million, respectively. Such fees related to U.S. Earnings and Profits calculations for our foreign subsidiaries and consultation involving proposed changes in operations regarding Subpart F.

All Other Fees

During the years ended December 31, 2009 and 2008, the aggregate fees billed for services rendered by KPMG LLP not reportable as Audit Fees, Audit-Related Fees or Tax Fees were $0.2 million and $0.1 million, respectively. Such fees related to review of our Global ERP implementation.

The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, were approved by the Audit Committee according to Rule 2-01(c)(7)(i)(C) of Regulation S-X. The Audit Committee has determined the rendering of the above-mentioned non-audit services by KPMG LLP was compatible with maintaining our independent registered public accounting firm’s independence.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG LLP, that the provision of such services has not adversely affected KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.

Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for specific Audit Services (other than those described immediately above), Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.

The Audit Committee may delegate pre-approval authority from time to time to one or more of its other members in its discretion. Any committee member to whom pre-approval authority is delegated shall report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee does not delegate its responsibilities to pre-approve services to any member of our management.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee represents and assists the board in fulfilling its oversight responsibility relating to (i) the integrity of the company’s financial statements and financial reporting process and the company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the company with legal and regulatory requirements, including the company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out in the committee’s charter. The Audit Committee has the sole responsibility for the engagement and retention of the company’s independent registered public accounting firm and the approval of all audit and other engagement fees.

In discharging its responsibilities, the committee is not itself responsible for the planning or conducting of audits or for any determination that the company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The company’s management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2009 and management’s report of the effectiveness of the company’s system of internal control over financial reporting with the company’s management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

KPMG LLP audited the financial records of the company and its subsidiaries for the year ended December 31, 2009 and has served as Kraton Performance Polymers’ independent registered public accounting firm since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of Kraton Performance Polymers’ internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in Kraton Performance Polymers’ Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

Submitted by the Audit Committee:

Barry J. Goldstein, Chairman

Kevin G. O’Brien

Karen A. Twitchell

OTHER BUSINESS

The Board of Directors has no knowledge of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter shall properly come before the annual meeting, the persons named in this proxy statement will have discretionary authority to vote the shares thereby represented in accordance with their best judgment.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2011 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2011 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 14, 2010, unless the date of our 2011 annual meeting is more than 30 days before or after May 27, 2011, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2011 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than February 14, 2011 nor earlier than January 28, 2011, unless the date of our 2011 annual meeting is more than 30 days before or after May 27, 2011, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. For further discussion of the process for a stockholder to properly bring any item of business before a meeting of stockholders, including nominations to serve as a director, please see “Director Nominations—Stockholder Recommendations,” above.

ADDITIONAL INFORMATION

Form 10-K

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.

Requests for copies of such report should be directed to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.

Important Notice Regarding Internet Availability of Proxy Materials for the 2010 Annual Meeting to be held on May 27, 2010

Our proxy material relating to our 2010 Annual Meeting (notice, proxy statement, proxy and 2009 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.

Delivery of Documents to Shareholders Sharing an Address

No more than one annual report and proxy statement are being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the proxy statement by writing to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the proxy statement may write the above address to request a change.

EACH STOCKHOLDER WHO DOES NOT EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON IS URGED TO EXECUTE THE PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE OR SUBMIT THE PROXY BY TELEPHONE OR USING THE INTERNET. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

STEPHEN W. DUFFY, Vice President, General Counsel and Secretary

HOUSTON, TEXAS

April 13, 2010

Kraton Performance Polymers, Inc.

Annual Meeting of Stockholders – To Be Held May 27, 2010

The Board of Directors Solicits this Proxy

The undersigned hereby constitutes and appoints Kevin M. Fogarty, President and Chief Executive Officer of Kraton Performance Polymers, Inc., and Stephen W. Duffy, Vice President, General Counsel and Secretary of Kraton Performance Polymers, Inc., and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Performance Polymers, Inc. held of record by the undersigned on April 9, 2010 at the Annual Meeting of Stockholders to be held at The Doubletree IAH Hotel, 15747 John F. Kennedy Boulevard, Houston, Texas 77032 on May 27, 2010 at 1:00 p.m., central time, and at any and all postponements or adjournments thereof.

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

-or-

TELEPHONE – Call toll-free 1-800-VOTE (1-800-652-8683) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-or-

INTERNET – Access “www.investorvote.com/kra” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-VOTE (1-800-652-8683) or www.investorvote.com/kra until 11:59 p.m. eastern time on May 26, 2010, the day before the meeting date.

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1 and “For” Proposal 2.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here ☐

1.   To elect the following Class I Directors to serve until his successor is duly elected and qualified at the Annual Meeting of Stockholders held in

      2013 or until his earlier death, resignation or removal.

3. In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

☐ For All Nominees ☐ Withhold Authority for All Nominees ☐ For All Except (See instructions below)	☐ Dan F. Smith ☐ Barry J. Goldstein ☐ Michael G. MacDougall ☐ Timothy J. Walsh

Instruction: To withhold authority to vote for any individual nominee(s), mark “For All Except” and fill in the circle next to each nominee you wish to withhold.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING TO BE HELD ON MAY 27, 2010

Our proxy material relating to our 2010 Annual Meeting (notice, proxy statement, proxy and 2009 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.

	For	Against	Abstain

2. Ratify Appointment of KPMG, LLP as independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐	When properly executed, this proxy will be voted as designated herein by the undersigned. If no choice is specified, the proxy will be voted “FOR” the election of all nominees for Class I Director listed in Proposal 1, “FOR” Proposal 2, and, according to the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting or any and all postponements or adjournments thereof.

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.